Exhibit 2.1
EXECUTION VERSION

EQUITY PURCHASE AGREEMENT
BY AND AMONG
GREEN DOT CORPORATION,
EMPOWERMENT VENTURES, LLC
AND
UNIRUSH, LLC
DATED AS OF JANUARY 25, 2017

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EXHIBIT A     –    FORM OF ESCROW AGREEMENT
EXHIBIT B     –    FORM OF SELLER RESTRICTIVE COVENANT AGREEMENT
EXHIBIT C     –    FORM OF AFFIDAVIT
EXHIBIT D     –    DISCLOSURE SCHEDULES
EXHIBIT E     –    FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F     –     EXAMPLE CALCULATION OF CLOSING WORKING CAPITAL

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EQUITY PURCHASE AGREEMENT
This Equity Purchase Agreement (this “Agreement”) is entered into as of January 25, 2017, by and among Green Dot Corporation, a Delaware corporation (“Buyer”), Empowerment Ventures, LLC, a Delaware limited liability company (“Seller”), and UniRush, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (the “Company”). All capitalized terms used in this Agreement without definition shall have the meanings set forth in Section 8.12.
RECITALS
WHEREAS, the Company is a Delaware limited liability company subject to the terms of that certain Limited Liability Company Agreement, dated as of March 6, 2002 (the “LLC Agreement”), pursuant to which all of the Company’s limited liability company interests (the “Membership Interests”) have been issued to Seller;
WHEREAS, the Company (i) provides basic financial services to un-banked and underbanked individuals in the United States through the prepaid VISA RushCard, and (ii) sells and distributes paycard processing services to small- and medium-sized corporations that are seeking a digital solution to the manual payroll check-writing process; and
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, all of the Membership Interests, subject to the terms and conditions set forth herein.
WHEREAS, on the date hereof and in connection with Buyer’s purchase of the Membership Interests, Russell Simmons, one of the founders of the Company, is entering into that certain Endorsement and License Agreement with the Company (the “Endorsement and License Agreement”) and that certain Founders Restrictive Covenant Agreement with Buyer.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, and intending to be legally bound, Buyer, the Company and Seller hereby agree as follows:
Article I.PURCHASE AND SALE OF EQUITY
Section 1.01    Purchase and Sale of Equity. At the Closing, subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the Membership Interests of the Company, free and clear of all Liens (other than any Liens permitted by Buyer and any restrictions on transfer under federal and state securities Laws).
Section 1.02    Purchase Price.
(a)    Purchase Price. In consideration for the Membership Interests, Buyer shall pay the Adjusted Purchase Price to Seller in accordance with Section 1.03(b) and Section 1.05 and the Earn-Out Payments in accordance with Section 1.07 (collectively, the “Purchase Price”).

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(b)    Tax Treatment; Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, each of Buyer, the Company and Seller intends, and shall treat and report (and, to the extent applicable, cause its Affiliates to treat and report), the transfer of the Membership Interests to Buyer pursuant to Section 1.01 as the sale by Seller to Buyer of the assets of the Company and its Subsidiaries for aggregate consideration consisting of the Purchase Price (plus other amounts properly treated as consideration for Tax purposes). The Purchase Price and other amounts properly treated as consideration for Tax purposes shall be allocated among the assets of the Company and its Subsidiaries (the “Allocation Schedule”) in accordance with Schedule 1.02(b) and Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the related Treasury Regulations (and any similar provision of state, local or foreign Tax Law), which Allocation Schedule Buyer shall prepare and deliver to Seller within 90 days after the Closing Date. If Seller notifies Buyer in writing within 20 days of Buyer’s delivery to Seller of the Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following Seller’s written notification to Buyer of such objection, such dispute shall be resolved by the Accountants. The fees and expenses of the Accountants for their review and resolution of any such disputed items shall be borne by Buyer and Seller in inverse proportion as Buyer and Seller, respectively, may prevail on the matters resolved by the Accountants under this Section 1.02(b) (determined based on the final determination of the disputed items, measured in terms of dollars, relative to the aggregate dollar amount of the items in dispute), which proportionate allocation shall also be determined by the Accountants. Within 30 days of any adjustment to the Purchase Price under any provision of this Agreement, Buyer shall adjust the Allocation Schedule in a manner consistent with Code Section 1060 and the Treasury Regulations promulgated thereunder (as adjusted, the “Adjusted Allocation Schedule”) and this Section 1.02(b) and deliver a copy of the Adjusted Allocation Schedule to Seller. Any disputes concerning the Adjusted Allocation Schedule shall be resolved in accordance with the foregoing procedures set forth in this Section 1.02(b). Seller and Buyer agree to utilize the Allocation Schedule (or the Adjusted Allocation Schedule, as applicable) for Tax reporting purposes, including the filing of Form 8594 with the Internal Revenue Service. Unless otherwise required by a Final Determination, no party shall file any Tax Return with, or take any position in any proceedings before, any Governmental Authority that is inconsistent with the Allocation Schedule (or the Adjusted Allocation Schedule, as applicable). If any state or federal taxing authority challenges the Allocation Schedule (or the Adjusted Allocation Schedule, as applicable), the party receiving notice of the challenge shall promptly provide notice to the other parties.
Section 1.03    The Closing.
(a)    The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signatures on (i) such date that is two (2) Business Days after the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), provided that if such date occurs prior to February 28, 2017, the Closing shall instead occur on February 28, 2017 or (ii) such other date as agreed to in writing by the parties (the date on which the Closing occurs, the “Closing Date”).
(b)    Closing Payments. At the Closing, Buyer shall pay or shall cause to be paid, by wire transfer of immediately available funds:

(i)    an amount equal to the Estimated Adjusted Purchase Price, less the Escrow Amount, to an account or accounts designated in writing by Seller; provided that in the event the Financing has not been obtained prior to the Closing, Buyer may elect to pay up to $75,000,000 of the Estimated Adjusted Purchase Price in promissory notes; any such notes paid to Seller under this clause (i) shall be in the form described on Schedule 1.03(b) (the “Purchase Price Notes”); provided, further, that if any amount of the Estimated Adjusted Purchase Price is paid in promissory notes, such notes shall first be allocated to fund the Escrow Amount in accordance with clause (ii) below;
(ii)    the Escrow Amount into the Escrow Accounts established pursuant to the terms and conditions of an escrow agreement by and among Buyer, Seller and Escrow Agent, substantially in the form of Exhibit A hereto (the “Escrow Agreement”); provided, that if Buyer elects to deliver promissory notes in lieu of cash in accordance with clause (i), Buyer shall fund the Escrow Amount by delivering to the Escrow Agent at least $500,000 in cash and the remainder of the Escrow Amount in promissory notes in the form described on Schedule 1.03(b) (the “Escrow Notes”);
(iii)    the amounts set forth in the payoff letters delivered pursuant to Section 1.03(c)(iv) necessary to discharge such Subject Debt, to the accounts designated by the holders of such Subject Debt in their respective payoff letters;
(iv)    the amounts to satisfy the Transaction Expenses owed to third parties as set forth in the Estimated Adjusted Purchase Price Statement, to the accounts designated by the Company; and
(v)    the amounts to satisfy the Transaction Bonuses as set forth in the Estimated Adjusted Purchase Price Statement, to the account designated by the Company.
(c)    Closing Deliveries by Seller and the Company. At the Closing, Seller and the Company shall deliver or cause to be delivered to Buyer the following:
(i)    the Assignment and Assumption Agreement duly executed by Seller;
(ii)    the Escrow Agreement duly executed by Seller;
(iii)    evidence of the termination of that certain Amended and Restated Intercompany Agreement, dated as of May 15, 2016, between Seller and the Company;
(iv)    customary payoff letters executed by each of the Persons set forth on Schedule 1.03(c)(iv), stating that (x) all obligations under the applicable agreement to which such Person is a party have been or will be fully paid and satisfied as of the Closing and (y) all Liens with respect thereto have been or will be released as of the Closing, in form and substance reasonably satisfactory to Buyer;
(v)    the executed written resignation as a manager or officer of the Company or its Subsidiaries, in form and substance reasonably satisfactory to Buyer, of each Person set forth on Schedule 1.03(c)(v), each such resignation to be effective as of or prior to the Closing;

(vi)    the restrictive covenant agreement with Buyer in the form of Exhibit B hereto duly executed by Seller (the “Seller Restrictive Covenant Agreement”);
(vii)    an affidavit in the form of Exhibit C hereto, dated as of the Closing Date, stating that Seller is not a “foreign person” as defined in Code Section 1445;
(viii)    good standing certificates evidencing (x) Seller’s good standing in the state of Delaware, and (y) the Company’s good standing in the states of Delaware and Ohio;
(ix)    certified resolutions of Seller’s board of managers approving this Agreement and the transactions contemplated hereby in compliance with applicable Law and Seller’s operating agreement;
(x)    certified resolutions of Seller’s members approving this Agreement and the transactions contemplated hereby in compliance with applicable Law and Seller’s operating agreement;
(xi)    certified resolutions of the Company’s sole member approving this Agreement and the transactions contemplated hereby in compliance with applicable Law and the LLC Agreement;
(xii)    a true, correct and complete original Internal Revenue Service Form W-9 duly executed by Seller, certifying that Seller is exempt from U.S. federal backup withholding Tax; and
(xiii)    a certificate signed by a duly authorized representative of Seller, stating that the conditions specified in Sections 5.01(a) and (b) have been satisfied as of the Closing.
(d)    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following:
(i)    the Assignment and Assumption Agreement duly executed by Buyer and delivered to Seller and the Company;
(ii)    the Escrow Agreement duly executed by Buyer and the Escrow Agent and delivered to Seller and the Escrow Agent;
(iii)    the Seller Restrictive Covenant Agreement duly executed by Buyer and delivered to Seller;
(iv)    a good standing certificate evidencing Buyer’s good standing in the state of Delaware; and
(v)    a certificate signed by a duly authorized representative of Buyer, stating that the conditions specified in Sections 5.02(a) and (b) have been satisfied as of the Closing.

Section 1.04    Estimated Adjusted Purchase Price. No later than two Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement, certified by the Company’s Chief Executive Officer (the “Estimated Adjusted Purchase Price Statement”), setting forth the estimated calculation of the Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”), which shall include reasonably itemized detail of the Company’s estimates of (a) each of the Subject Debt, the Transaction Expenses, the Transaction Bonuses, the Extraordinary Items and Closing Working Capital and (b) the Working Capital Surplus or Working Capital Deficit, as the case may be. Buyer may submit any objections in writing to the Company until 5:00 p.m. Pacific time on the Business Day prior to the Closing Date, and the Company will cooperate in good faith with Buyer to revise the Estimated Adjusted Purchase Price Statement to reflect the mutual agreement of the Company and Buyer, but if they do not agree, then the Company’s estimate shall apply.
Section 1.05    Post-Closing Adjustment to Purchase Price.
(a)    Final Adjusted Purchase Price Statement. Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Adjusted Purchase Price Statement”), certified by Buyer’s Chief Executive Officer, setting forth the calculation of the Adjusted Purchase Price, which shall include reasonably itemized detail of Buyer’s calculation of (i) each of the Subject Debt, the Transaction Expenses, the Transaction Bonuses, the Extraordinary Items and Closing Working Capital and (ii) the Working Capital Surplus or Working Capital Deficit, as the case may be.
(b)    Dispute Notice. Within 30 days after delivery of the Final Adjusted Purchase Price Statement, Seller may either:
(i)    agree in writing with Buyer’s calculations, in which case such calculations will be final and binding on the parties for purposes of this Agreement; or
(ii)    dispute Buyer’s calculations by delivering to Buyer a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.
If Seller fails to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then Seller will be deemed to have irrevocably accepted the Final Adjusted Purchase Price Statement, in which case, the Final Adjusted Purchase Price Statement will be final and binding on the parties for purposes of this Agreement. During such 30-day period, Buyer and the Company shall provide to Seller all information, records, data and working papers, and access to such employees, accountants and representatives of Buyer or the Company, during normal business hours, as may be reasonably requested by Seller for the purpose of reviewing and evaluating the information contained in the Final Adjusted Purchase Price Statement.
(c)    Resolution Efforts. The parties shall use reasonable best efforts to reach an agreement with respect to the disputed items within the 30 days following delivery of the Dispute Notice, or such longer period as may be agreed upon in writing by the parties (the “Resolution Period”). During the Resolution Period, each party will use its reasonable best efforts to provide promptly to the other parties all information, records, data and working papers, and access to employees as such other party will reasonably request in connection with the resolution of the Dispute Notice, and will otherwise cooperate in good faith with such other party to arrive at a final determination of the Final Adjusted Purchase Price Statement.

(d)    Disputes. If, at the end of the Resolution Period, Seller and Buyer have not resolved in writing the matters specified in the Dispute Notice, then the parties agree that they shall jointly refer such dispute to the Accountants. Buyer and Seller shall instruct the Accountants to issue a report to Buyer and Seller setting forth their determination, in detail, of the amount of each component of the Adjusted Purchase Price calculated in accordance with the terms of this Agreement, within 30 days after any dispute is referred to them, and such determination shall be final and binding upon the parties for all purposes of this Agreement. The Accountants may not assign a value greater than the greatest value for such item claimed by either Buyer or Seller or smaller than the smallest value claimed by either Buyer or Seller and will be instructed to resolve only those items or amounts in Buyer’s calculation as to which Seller has disputed in the Dispute Notice and that remain unresolved. Seller and Buyer shall provide the Accountants with all financial information concerning the business of the Company that is reasonably requested by the Accountants for purposes of making the determination required by this Section 1.05(d) (subject to the Accountants having executed a confidentiality agreement in form and substance reasonably satisfactory to Seller and Buyer with respect to all information made available pursuant hereto). The fees and expenses of the Accountants for their review, resolution of any such disputed items and report under this Section 1.05(d) shall be borne by Buyer and Seller in inverse proportion as Buyer and Seller, respectively, may prevail on the matters resolved by the Accountants under this Section 1.05(d) (determined based on the final determination of the disputed items, measured in terms of dollars, relative to the aggregate dollar amount of the items in dispute), which proportionate allocation shall also be determined by the Accountants and included in the report delivered to Buyer and Seller by the Accountants.
(e)    Adjustment Payment. If as a result of the final determination of the Adjusted Purchase Price pursuant to this Section 1.05:
(i)    the Adjusted Purchase Price as finally determined pursuant to this Section 1.05 exceeds the Estimated Adjusted Purchase Price, then within five (5) Business Days after the date of the final determination of the Adjusted Purchase Price, (A) Buyer shall pay to Seller the amount of such excess by wire transfer of immediately available funds to an account or accounts designated in writing by Seller and (B) Buyer and Seller will jointly instruct the Escrow Agent to disburse to Seller, out of the Purchase Price Adjustment/Special Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to $500,000; or
(ii)    the Adjusted Purchase Price as finally determined pursuant to this Section 1.05 is less than the Estimated Adjusted Purchase Price, within five (5) Business Days after the date of the final determination of the Adjusted Purchase Price, Buyer and Seller will jointly instruct the Escrow Agent to (A) disburse to Buyer, out of the Purchase Price Adjustment/Special Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to such shortfall (the “Purchase Price Adjustment Shortfall”) and (B) if the Purchase Price Adjustment Shortfall is less than $500,000, disburse to Seller, out of the Purchase Price Adjustment/Special Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to $500,000 minus the Purchase Price Adjustment Shortfall. Seller shall not have any liability for any amounts due pursuant to this Section 1.05(e)(ii) except to the extent of the funds available in the Escrow Accounts.
A payment by Buyer or Seller under this Section 1.05(e) will be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 1.06    Escrow Accounts.
(a)    Pursuant to Section 1.03(b)(ii), at the Closing, the Escrow Amount will be deposited with the Escrow Agent in accordance with the Escrow Agreement. A portion of the Escrow Amount equal to the amount set forth on Schedule 1.06(a)(i) will be designated as the “Indemnity Escrow Amount” and deposited into a separate escrow account (the “Indemnity Escrow Account”) and the remaining portion of the Escrow Amount equal to the amount set forth on Schedule 1.06(a)(ii) less the Special Escrow Adjustment will be designated as the “Purchase Price Adjustment/Special Escrow Amount” and deposited into a separate escrow account (the “Purchase Price Adjustment/Special Escrow Account”). The Escrow Amount, as adjusted from time to time and including the principal amount of any Escrow Notes, together with any interest or other income earned thereon, is referred to herein as the “Escrow Funds.” In the event that Buyer makes any payment on any Escrow Note while such Escrow Note is held in escrow by the Escrow Agent, any payment of principal or interest on such Escrow Note shall be delivered to the Escrow Agent to be held as Escrow Funds. Any Escrow Funds held in the Purchase Price Adjustment/Special Escrow Account will serve as a security for, and a source of payment of, (i) the adjustment of the Adjusted Purchase Price pursuant to Section 1.05(e)(ii), if any, and (ii) any amounts owed to Buyer Indemnified Parties pursuant to Section 6.02(a)(iv), Section 6.02(a)(v), Section 6.02(a)(vi), Section 6.02(a)(vii), Section 6.02(a)(viii), Section 6.02(a)(ix), Section 6.02(a)(x) and Section 6.02(xi). Any Escrow Funds held in the Indemnity Escrow Account will serve as a security for, and source of payment of, (A) any amounts owed to Buyer Indemnified Parties pursuant to Section 6.02(a)(i), Section 6.02(a)(ii) and Section 6.02(a)(iii) and (B) any amounts owed to Buyer Indemnified Parties pursuant to Section 6.02(a)(iv), Section 6.02(a)(v), Section 6.02(a)(vi), Section 6.02(a)(vii), Section 6.02(a)(viii), Section 6.02(a)(ix), Section 6.02(a)(x) and Section 6.02(xi) to the extent in excess of the Purchase Price Adjustment/Special Escrow Amount. All fees and expenses of the Escrow Agent will be paid by the parties in accordance with the Escrow Agreement. The Escrow Agreement shall provide that Buyer will be treated as owner of the Escrow Funds for tax purposes.
(b)    If during the period beginning on the date hereof and ending on the Closing Date, (x) any amount is paid by the Company to a third Person in full or partial satisfaction of the Special Indemnified Items, the Purchase Price Adjustment/Special Escrow Amount shall be reduced by the amount of such payment or (y) the Company enters into the Allocation Agreement, the Purchase Price Adjustment/Special Escrow Amount shall be reduced by the CFPB Amount (the sum of all reductions pursuant to this Section 1.06(b) expressed as a positive number, the “Special Escrow Adjustment”).
(c)    The Escrow Funds will be disbursed by the Escrow Agent in accordance with the Escrow Agreement and Section 1.05(e), this Section 1.06 and Section 6.06 of this Agreement; provided, that to the extent that the Escrow Funds have been funded with Escrow Notes, any disbursement of Escrow Funds in accordance with this Section 1.06 or Section 6.06 (i) to Buyer, shall be made by offsetting the amount of such payment against the outstanding principal amount of the Escrow Notes and (ii) to Seller, shall be made by distributing Escrow Notes with an equivalent principal amount to Seller; provided, further, Buyer may elect to, or upon the Escrow Agent’s or Seller’s request Buyer shall, deliver replacement Escrow Notes having a principal amount reduced by the amount of any offset or reflecting the applicable principal amount to be distributed to Seller, and upon its receipt of such replacement Escrow Notes Escrow Agent shall deliver to Buyer the Escrow Notes so replaced.

(d)    Within five (5) Business Days following:
(i)    the Expiration Date, the Indemnity Escrow Amount then remaining (including, for the avoidance of doubt, all interest and other income earned thereon and not previously distributed pursuant to the Escrow Agreement) less an amount sufficient to cover any outstanding and unpaid indemnification claims pursuant to Article VI made in good faith prior to 12:00 a.m., New York Time, on the Expiration Date will be released to Seller;
(ii)    the Resolution Date, the Purchase Price Adjustment/Special Escrow Amount then remaining (including, for the avoidance of doubt, all interest and other income earned thereon and not previously distributed pursuant to the Escrow Agreement) less (A) an amount sufficient to cover any outstanding and unpaid indemnification claims pursuant to Section 6.02(a)(vi), Section 6.02(a)(viii), Section 6.02(a)(ix), Section 6.02(a)(x) or Section 6.02(a)(xi) made in good faith prior to 12:00 a.m., New York Time, on the Resolution Date, (B) if prior to the BSA Completion Date, the BSA Reserve Amount, (C) if prior to the Kansas Completion Date, the Kansas Reserve Amount and (D) if prior to the Opt-Out Completion Date, the Opt-Out Reserve Amount, will be released to Seller; provided that (x) to the extent any amount referred to in clause (A) relates to a matter secured by any of the Reserve Amounts, the applicable Reserve Amount shall be reduced (but not below zero) by the amount referred to in clause (A) relating to such Reserve Amount and (y) if the balance of the Purchase Price Adjustment/Special Escrow Account on the Resolution Date is insufficient to satisfy the applicable Reserve Amounts required to be withheld from the disbursement pursuant to this clause (ii), each such Reserve Amount shall be reduced by its pro rata portion of the shortfall;
(iii)    the BSA Completion Date, the BSA Reserve Amount then remaining (including, for the avoidance of doubt, all interest and other income earned thereon and not previously distributed pursuant to the Escrow Agreement) will be released to Seller out of the Purchase Price Adjustment/Special Escrow Account;
(iv)    the Kansas Completion Date, the Kansas Reserve Amount then remaining (including, for the avoidance of doubt, all interest and other income earned thereon and not previously distributed pursuant to the Escrow Agreement) will be released to Seller out of the Purchase Price Adjustment/Special Escrow Account; and
(v)    the Opt-Out Completion Date, the Opt-Out Reserve Amount then remaining (including, for the avoidance of doubt, all interest and other income earned thereon and not previously distributed pursuant to the Escrow Agreement) will be released to Seller out of the Purchase Price Adjustment/Special Escrow Account.
After the applicable date on which the Escrow Funds are released pursuant to the foregoing sentence, upon the settlement or final determination of any prior or pending indemnification claim under Article VI, any amount remaining in the Escrow Accounts relating to such prior or pending indemnification claim will be immediately released to Seller or to Buyer, as the case may be.

Section 1.07    Earn-Out.
(a)    Earn-Out Payment Statement. Within 75 days after the end of each Earn-Out Period, Buyer shall prepare and deliver to Seller a statement (the “Earn-Out Statement”), certified by Buyer’s Chief Accounting Officer, setting forth the calculation of the Earn-Out Amount for such Earn-Out Period, which shall include reasonably itemized detail of Buyer’s calculation of RushCard GPR Revenue and YOY Growth for such Earn-Out Period.
(b)    Dispute Notice. Within 45 days after delivery of the Earn-Out Statement, Seller may either:
(i)    agree in writing with Buyer’s calculations, in which case such calculations will be final and binding on the parties for purposes of this Agreement; or
(ii)    dispute Buyer’s calculations by delivering to Buyer a written notice (the “Earn-Out Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item and Seller’s calculation, in detail, of what Seller believes is the amount of the RushCard GPR Revenue, YOY Growth and the resulting Earn-Out Amount.
If Seller fails to take either of the foregoing actions within 45 days after delivery of the Earn-Out Statement, then Seller will be deemed to have irrevocably accepted such Earn-Out Statement, in which case, the Earn-Out Amount set forth in such Earn-Out Statement will be final and binding on the parties for purposes of this Agreement. During such 45-day period, Buyer and the Company shall provide to Seller all information, records, data and working papers, and access to such employees, accountants and representatives of Buyer or the Company, during normal business hours, as may be reasonably requested by Seller for the purpose of reviewing and evaluating the information contained in the Earn-Out Statement.
(c)    Resolution Efforts. The parties shall use reasonable best efforts to reach an agreement with respect to the disputed items within the 30 days following delivery of the Earn-Out Dispute Notice, or such longer period as may be agreed upon in writing by the parties (the “Earn-Out Resolution Period”). During the Earn-Out Resolution Period, each party will use its reasonable best efforts to provide promptly to the other parties all information, records, data and working papers, and access to employees as such other party will reasonably request in connection with the resolution of the Earn-Out Dispute Notice, and will otherwise cooperate in good faith with such other party to arrive at a final determination of the Earn-Out Amount for the applicable Earn-Out Period.
(d)    Disputes. If, at the end of the Earn-Out Resolution Period, Seller and Buyer have not resolved in writing the matters specified in the Earn-Out Dispute Notice, then the parties agree that they shall jointly refer such dispute to the Accountants. Buyer and Seller shall instruct the Accountants to issue a report to Buyer and Seller setting forth their determination, in detail, of the Earn-Out Amount for the applicable Earn-Out Period and each component thereof, including, without limitation, the RushCard GPR Revenue and YOY Growth for such Earn-Out Period, calculated in accordance with the terms of this Agreement, within 30 days after such dispute is referred to them, and such determination will be final and binding upon the parties for all purposes of this Agreement. The Accountants may not assign a value greater than the greatest value for such item claimed by either Buyer or Seller or smaller than the smallest value claimed by either Buyer or Seller and will be instructed to resolve only those items or amounts in the Earn-Out Statement that Seller has disputed in the Earn-Out Dispute Notice and that remain unresolved. The Company and Buyer shall provide the Accountants with all financial information concerning the RushCard GPR Business that is reasonably requested by the Accountants for purposes of making the determination required by this Section 1.07(d) (subject to the Accountants having executed a confidentiality agreement in form and substance reasonably satisfactory to Buyer with respect to all information made available pursuant hereto). The fees and expenses of the Accountants for their review, resolution of any such disputed items and report under this Section 1.07(d) shall be borne by Buyer and Seller in inverse proportion as Buyer and Seller, respectively, may prevail on the matters resolved by the Accountants under this Section 1.07(d) (determined based on the final determination of the disputed items, measured in terms of dollars, relative to the aggregate dollar amount of the items in dispute), which proportionate allocation shall also be determined by the Accountants and included in the report delivered to Buyer and Seller by the Accountants.
(e)    Earn-Out Payments. Within five (5) Business Days after the end of each of the first three calendar quarters during an Earn-Out Period Buyer shall pay to Seller the Earn-Out Prepayment Amount for such quarter. Within five (5) Business Days after a final determination of the RushCard GPR Revenue, YOY Growth and the resulting Earn-Out Amount for such Earn-Out Period, pursuant to this Section 1.07, Buyer shall pay to Seller the amount equal to (i) such Earn-Out Amount minus (ii) the sum of the Earn-Out Prepayment Amounts paid during such Earn-Out Period pursuant to the preceding sentence. All payments under this Section 1.07(e) shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. A payment by Buyer under this Section 1.07(e) will be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law. Buyer may not offset any claim it may have against Seller in respect of this Agreement or the transactions contemplated hereby against the Earn-Out Payments.
(f)    Buyer Covenant. Seller acknowledges and agrees that (i) during the Earn-Out Periods, Buyer is free to operate the RushCard GPR Business in a manner determined by Buyer, in its sole discretion, to be in the best interest of Buyer and its stockholders, which may include reducing operating expenses (including marketing expenses) and consolidating operations (including consolidation of staff members and facilities) in order to achieve the most efficient cost per funded customer, and (ii) the $4,000,000 twelve-month minimum in Earn-Out Payments are provided in connection with Buyer’s right to operate the RushCard GPR Business in such manner.  Notwithstanding the foregoing, Buyer agrees to not take any action the primary purpose of which is to reduce the Earn-Out Amounts.
Section 1.08    Tax Withholdings. Notwithstanding anything in this Agreement to the contrary, Buyer (or any other party making a payment pursuant to this Agreement) shall be entitled to withhold and deduct from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as such Person is required to deduct and withhold therefore under the Code or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Any Tax required to be withheld on amounts payable under this Agreement by Buyer (or any other party making a payment pursuant to this Agreement) to Seller will be paid by Buyer (or any other party making such payment) on behalf of Seller to the appropriate governmental authority, and Buyer (or any other party making such payment) will furnish Seller with official receipts evidencing the payment of such Tax. Notwithstanding the foregoing, prior to deducting or withholding any amounts from any payment hereunder in respect of Taxes (other than any backup withholding or any such Tax that is imposed on consideration treated as compensation for U.S. federal income Tax purposes), Buyer (or any other party making such payment) will use commercially reasonable efforts to give advance notice to Seller and reasonably cooperate with Seller in order to execute and file any forms or certificates requested by Seller that are reasonably required to claim an available reduced rate of, or exemption from, any such deduction or withholding.

Article II.    REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth on the Disclosure Schedules attached as Exhibit D hereto (the “Disclosure Schedules”), which Disclosure Schedules shall be arranged in parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any part or subpart of the Disclosure Schedules shall qualify other sections and subsections of this Agreement to the extent that it is reasonably apparent on its face, upon a reading of such disclosure, that such disclosure is applicable to such other sections and subsections, Seller represents and warrants to Buyer as follows:
Section 2.01    Organization and Standing; Capitalization.
(a)    Each of Seller and the Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has all requisite limited liability company power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing (where such concept is recognized) as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Schedule 2.01(a) lists each jurisdiction in which the Company is qualified to do business as a foreign entity.
(b)    Schedule 2.01(b) lists as of the date hereof the names and holdings of all holders of outstanding limited liability company membership interests and other voting or equity securities of Seller, including options to purchase such membership interests (“Seller Options”). Schedule 2.01(b) also lists as of the date hereof, with respect to each Seller Option, the holder thereof, the number of Seller membership interests subject thereto, the grant date, the exercise price and the vesting schedule (including any provisions triggering accelerated vesting). Except as set forth on Schedule 2.01(b) and except for the Membership Interests, neither Seller nor the Company has issued or agreed to issue any (i) limited liability company membership interests or other equity ownership or voting interests, (ii) securities or instruments convertible into or exchangeable or exercisable for limited liability company membership interests or other equity, ownership or voting interests, or (iii) equity equivalents, earnings, profits or revenue-based or equity-based rights. Seller is the owner of record and beneficial owner of the Membership Interests, free and clear of all Liens (other than Permitted Liens and any restrictions on transfer under federal and state securities Laws) and upon consummation of the transactions contemplated hereby Buyer will have good and marketable title to all the Membership Interests, free and clear of all Liens (other than any Liens permitted by Buyer and any restrictions on transfer under federal and state securities Laws). The Membership Interests are not subject to any voting trust or voting agreement, nor is any proxy in effect with respect thereto.

Section 2.02    Authority; Enforceability.
(a)    Each of Seller and the Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which Seller and the Company, respectively, is or will be a party, and all limited liability company action on its part necessary for such execution, delivery and performance has been or will be duly taken.
(b)    Upon due execution and delivery by Seller and the Company of this Agreement and the Ancillary Agreements to which Seller or the Company, respectively, is or will be a party, this Agreement and such other agreements (assuming due authorization, execution and delivery by the other parties hereto and thereto) will be legal, valid and binding obligations, enforceable against Seller and the Company, respectively, in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief, or other equitable remedies, whether considered at law or in equity.
(c)    This Agreement, the Ancillary Agreements to which Seller or the Company, respectively, is or will be a party, and the transactions contemplated hereby and thereby have been approved by the required vote of Seller’s members in accordance with applicable Law and Seller’s limited liability company operating agreement.
Section 2.03    No Violation.
(a)    Except as set forth on Schedule 2.03(a), the execution and delivery by each of Seller and the Company of this Agreement and the Ancillary Agreements to which Seller or the Company, respectively, is or will be a party does not, and the performance and consummation of the transactions contemplated by this Agreement and the other agreements referenced herein to which Seller or the Company, respectively, is or will be a party will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, would result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) Seller’s or the Company’s respective Certificate of Formation or operating or limited liability company agreement (or similar instrument), (ii) any Law or Money Transmitter License, or (iii) any Material Contract, any Permit or any Lease, except, in the case of clause (iii), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.
(b)    Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 3.02(c), no Governmental Authorization is required on the part of Seller or the Company for the execution, delivery or performance by Seller or the Company of this Agreement and the Ancillary Agreements to which Seller or the Company, respectively, is a party or the consummation by Seller or the Company of the transactions contemplated hereby or thereby, except for (i) the Governmental Authorizations that are identified in Section 4.04, and (ii) those Governmental Authorizations that may be required solely by reason of Buyer's participation in the transactions contemplated hereby or thereby.

Section 2.04    Subsidiaries. Except as set forth on Schedule 2.04, the Company does not have any Subsidiaries. Schedule 2.04 sets forth for each Subsidiary of the Company its form of organization and jurisdiction of organization. Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has all requisite power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing (where such concept is recognized) as a foreign entity in each jurisdiction in which the failure to be so qualify would have a Material Adverse Effect. All of the outstanding equity interests of each of the Company’s Subsidiaries is owned directly or indirectly by the Company, free and clear of all Liens (other than any restrictions on transfer under federal and state securities Laws), and, except as set forth on Schedule 2.04, none of the Subsidiaries has issued or agreed to issue any other (x) capital stock, membership interests or other equity ownership or voting interests, (y) securities or instruments convertible into or exchangeable or exercisable for capital stock, membership interests or other equity, ownership or voting interests, or (z) equity equivalents, earnings, profits or revenue-based or equity-based rights. Except as set forth on Schedule 2.04, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any stock or ownership interest in any corporation, limited liability company, partnership or other business entity of any nature.
Section 2.05    Permits; Compliance.
(a)    The Company and each Subsidiary has all franchises, grants, authorizations, permits, licenses, exceptions, consents, certificates, approval and orders issued by an applicable Governmental Authority, including all Money Transmitter Licenses, necessary for the Company and such Subsidiaries to own, lease and otherwise hold and operate their respective properties and other assets and to conduct their respective business as now being conducted by them, the lack of which could result in a Material Adverse Effect (the “Permits”). Except as set forth on Schedule 2.05(a), (i) all Permits are, and immediately after the Closing will be, in full force and effect and (ii) neither the Company nor any of its Subsidiaries is, nor, to Seller’s knowledge, has been at any time since January 1, 2015, in default under any Permit, and has not received any notice or other communication from any Governmental Authority regarding (x) any actual or possible violation of or failure to comply with any term or requirement of any Permit, or (y) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, except, in the case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole. Schedule 2.05(a) sets forth each Permit.
(b)    The Company and each of its Subsidiaries is in compliance with (i) each Law, including the Money Transmitter Requirements, applicable to the Company or such Subsidiaries or by which any property or asset of the Company or such Subsidiaries is bound or affected, (ii) any applicable rules and regulations of any payment card association or other payment network, including the Payment Card Industry Data Security Standards (the “PCI DSS”) and (iii) each Permit, except, for instances of noncompliance that would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 2.05(b), to Seller’s knowledge, since January 1, 2015 (x) no event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) is likely to result in a material violation of, material conflict with or material failure on the part of the Company or any of its Subsidiaries to comply with, any Law and (y) neither the Company nor any of its Subsidiaries has received any notice or other communication regarding a material violation of, material conflict with or material failure to comply with any Law applicable to it.

(c)    Since January 1, 2015, neither the Company nor any of its Subsidiaries has been denied a Money Transmitter License by any Governmental Authority or had any Money Transmitter License involuntarily revoked, withdrawn, suspended, cancelled, or terminated.
Section 2.06    Financial Statements. Seller has delivered to Buyer (a) the audited consolidated balance sheets of the Company and its Subsidiaries dated December 31, 2015 and 2014, and the related audited consolidated statements of operations, members’ (deficit) equity, and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”), and (b) the unaudited consolidated financial statements (balance sheet and income statement) of the Company and its Subsidiaries for the ten-month period ended October 31, 2016 (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end adjustments. The Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end adjustments. Except as set forth in the Financial Statements or on Schedule 2.06, the Company has no debts, obligations or liabilities, contingent or otherwise, whether or not required under GAAP to be reflected in the Company’s financial statements, other than liabilities incurred in the Ordinary Course of Business subsequent to October 31, 2016 (the “Financial Statement Date”) or that, individually or in the aggregate, are not material to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole. The Company maintains a standard system of accounting established and administered in accordance with GAAP.
Section 2.07    Absence of Certain Changes or Events. Except as set forth on Schedule 2.07, since January 1, 2016 through the date of this Agreement, (i) Seller, the Company and each of their respective Subsidiaries has operated its business in the Ordinary Course of Business and (ii) there has not been:
(a)    any incurrence of any Indebtedness or issuance of any debt securities in excess of $250,000 or any loans or advances in excess of $250,000 made by the Company or any of its Subsidiaries, in each case other than trade accounts payable and short-term working capital financing;
(b)    any sale, lease, license, pledge, grant, encumbrance or other disposition of material properties or material assets of the Company and its Subsidiaries, other than (i) Permitted Liens or (ii) sales or transfers of inventory in the Ordinary Course of Business;
(c)    any damage, destruction or physical loss that materially and adversely affected the assets, properties, financial condition, operating results or business of the Company or any of its Subsidiaries;
(d)    any termination of any Contract that would have been a Material Contract if in effect as of the date hereof, other than by allowing any such Contract to terminate due to the expiration of the term provided therein;
(e)    any material change in any compensation arrangement, benefit plan or agreement with any officer or employee of the Company or of any of its Subsidiaries;

(f)    any sale, assignment, license or transfer of any Intellectual Property or of other intangible assets that, in each case, is material to the business of the Company or any of its Subsidiaries;
(g)    any receipt of notice that there has been a loss of a Material Vendor of the Company or any of its Subsidiaries;
(h)    any settlement of any material litigation, investigation, arbitration proceeding or other claim involving or against the Company or any of its Subsidiaries;
(i)    any loans or guarantees made by the Company or by any of its Subsidiaries to or for the benefit of its employees, officers or managers, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business that in the aggregate do not exceed $50,000;
(j)    any forgiveness, waiver or cancellation by the Company or any of its Subsidiaries of any Indebtedness owed to it in an amount in excess of $250,000;
(k)    any disposition, suspension, termination or revocation of any Governmental Authorization;
(l)    any making, changing or rescindment of any material Tax election, any adoption or change to any of Seller’s, the Company’s or any of their Subsidiaries’ accounting or Tax accounting methods, amendment of any income or other material Tax Return or filing of any claims for material Tax refunds, any entry into any material closing agreement as described in Section 7121 of the Code, any settlement of any material Tax audit, claim or assessment or consent to any extension or waiver of the limitation period applicable to any such Tax audit, claim or assessment;
(m)    any resignation or termination of an officer, Key Employee or employee with the title of vice president or higher of the Company or any of its Subsidiaries; or
(n)    any agreement or commitment by the Company to do any of the things described in this Section 2.07.
Section 2.08    Litigation. Except as set forth on Schedule 2.08, (a) there is no litigation, claim, action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened against the Company or any of its Subsidiaries, or any property or asset owned by the Company or any of its Subsidiaries before any arbitrator or Governmental Authority (including any action, suit, proceeding or investigation that contests the validity of this Agreement or the right of Seller or the Company to enter into this Agreement) which if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) none of the Company and its Subsidiaries, the officers or directors thereof (in their capacity as such), or any property or asset of the Company or any of its Subsidiaries, is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority.

Section 2.09    Employee Benefit Plans; Labor Matters.
(a)    Schedule 2.09(a) contains a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other plan, policy, program, agreement or arrangement for the provision of benefits or compensation, in each case whether or not subject to ERISA and whether written or unwritten, to which the Company or any of its Subsidiaries, is a party, or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, manager or individual consultant of the Company and its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any obligation or liability (including indirect or contingent liability on account of any ERISA Affiliate) (each, a “Benefit Plan”) that is material.
(b)    Seller has furnished Buyer with a true and complete copy of each material Benefit Plan (or a written summary of any Benefit Plan that is not in writing) and a true and complete copy of each of the following, if any: (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan, (iv) the most recently received Internal Revenue Service determination or opinion letter for each Benefit Plan intended to qualify under Section 401(a) of the Code and (v) the most recently prepared actuarial report and financial statement in connection with each Benefit Plan (if not included in such annual report), if any.
(c)    None of the Benefit Plans is subject to Title IV of ERISA or Section 412 of the Code, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has in the six (6) years prior to the date hereof maintained or contributed to a plan that is subject to Title IV of ERISA or Section 412 of the Code. None of the Benefit Plans (i) is a “multiemployer plan” (as defined in section 3(37) of ERISA), (ii) provides for post-retirement or post-termination medical insurance or other welfare benefits (other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for which the covered individual pays the full cost of coverage), (iii) is a multiple employer plan (as described in section 413(c) of Code or section 210 of ERISA), or (iv) is a “multiple employer welfare arrangement” (as defined in section 3(40) of ERISA).
(d)    Each Benefit Plan is now and for the three (3) years prior to the date hereof has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No material action, claim or proceeding is pending or, to Seller’s knowledge, threatened with respect to any Benefit Plan (other than claims for benefits in the Ordinary Course of Business) and, to Seller’s knowledge, no fact or event exists that could give rise to any such action, claim or proceeding.
(e)    Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies, in all material respects, with Section 409A of the Code. The exercise price of each Seller Option is no less than the fair market value of the underlying Membership Interest on the date of grant of such Seller Option, as determined under the principles of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Sections 4999 or 409A of the Code.

(f)    With respect to each Benefit Plan, all payments, premiums, contributions and accruals for all periods ending prior to or as of the Closing Date have in all material respects been made or properly accrued in accordance with the terms of such Benefit Plan and GAAP.
(g)    Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, with respect to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and, to Seller’s knowledge, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of such Benefit Plan.
(h)    Neither the Company nor any of its Subsidiaries is bound by or subject to any Contract with any labor union, and no labor union has requested or, to Seller’s knowledge as of the date of this Agreement, is seeking to represent any of the employees, representatives or agents of the Company of any of its Subsidiaries. There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending, or to Seller’s knowledge, threatened, and to Seller’s knowledge, there is no other labor organization activity involving employees of the Company or of any of its Subsidiaries. To Seller’s knowledge as of the date of this Agreement, no officer or Key Employee has provided notice of any intention to resign from employment with the Company or any of its Subsidiaries. Except as required by applicable Law, the employment of each officer and employee of the Company and each of its Subsidiaries is terminable at the will of the Company or such Subsidiary, as the case may be. The Company and each of its Subsidiaries have complied in all material respects with all applicable state and federal Laws related to employment, including equal opportunity, discrimination, wages, withholding and remittance of Taxes, worker classification, immigration and workplace safety.
(i)    Schedule 2.09(i) contains a list of (i) all individuals who serve as employees of or individual consultants to the Company or any of its Subsidiaries as of the date hereof, (ii) in the case of each such employee, the position of and base compensation payable to each such individual, and any bonus plan or arrangement relating to such individual, and in the case of each such individual consultant, the consulting rate payable to such individual, (iii) each employee’s date of hire, location, and classification as either exempt or non-exempt for overtime purposes, and (iv) all employees currently on an approved leave of absence and their expected return date.
(j)    Except as set forth on Schedule 2.09(j), the Company does not have a formal severance pay policy and is not obligated to pay severance or other benefits to any Company Employee in connection with the termination of such Person’s employment.
Section 2.10    Contracts.
(a)    Schedule 2.10(a) lists (under the appropriate subsection) each of the following Contracts to which as of the date hereof the Company or any of its Subsidiaries is a party or by which it is bound, other than this Agreement and the agreements contemplated herein (each, a “Material Contract”):
(i)    any Contract, whether or not made in the Ordinary Course of Business, that contemplates an exchange of consideration with an aggregate value greater than $250,000 over the remaining term of such Contract;

(ii)    any license of Intellectual Property to or from the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries (other than the license to the Company of standard, generally commercially available, “off-the-shelf” third party products);
(iii)    any Contract related to the issuance, distribution, production, or processing of Company-branded and/or Company-managed prepaid debit cards or transactions related to such cards, including Contracts with issuing banks, processors, payment card associations or other payment networks, customer service providers and other vendors;
(iv)    any Contract materially restricting the development or distribution of the products or services of the Company or any of its Subsidiaries, or materially limiting the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;
(v)    any lease or sublease of real property providing for annual rentals of $150,000 or more;
(vi)    any Contract relating to Indebtedness in excess of $250,000 (other than trade indebtedness of the Company or any of its Subsidiaries), including any Contract in which the Company or any of its Subsidiaries is a guarantor of Indebtedness;
(vii)    any Contract with any Governmental Authority;
(viii)    any Contract with Seller or any of its Affiliates;
(ix)    any Contract regarding the acquisition, issuance or transfer of any Company equity securities and any Contract affecting or dealing with any equity securities of the Company or any of its Subsidiaries, including any membership interests or profits interests;
(x)    any Contract providing for indemnification of any officer, manager or employee of the Company or any of its Subsidiaries;
(xi)    any Contract relating to or regarding the performance of software development or technical support services by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries;
(xii)    any Contract with any customer of the Company or any of its Subsidiaries that provides for any “most-favored-nations” treatment of any customer or any commitment or obligation by the Company or any of its Subsidiaries to any customer to provide any features or functionality of a Company product that have not yet been made available to any other customer of the Company or any of its Subsidiaries;
(xiii)    any Contract with any labor union;
(xiv)    any hedging, futures, options or other derivative Contract;

(xv)    any Contract relating to settlement of any administrative or judicial proceedings; and
(xvi)    any Contract whereby the Company or any of its Subsidiaries guarantees, assumes or endorses, or provides any similar commitment with respect to, the obligations, liabilities or Indebtedness of any Person other than in the Ordinary Course of Business.
(b)    Each Material Contract is valid and binding on the Company and/or its Subsidiary, as the case may be, and, to the knowledge of Seller, on the other parties thereto, and, except as set forth on Schedule 2.10(b), is, and immediately after Closing will be, in full force and effect (subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, sponsorship or other applicable Law relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity). Neither the Company nor or any of its Subsidiaries is in breach or violation, in any material respect, of any Material Contract and, to the knowledge of Seller, no other party to any Material Contract is in breach or violation thereof or default thereunder, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiary, taken as a whole.
Section 2.11    Environmental Matters. (a) Since January 1, 2015, neither the Company nor any of its Subsidiaries has violated nor is currently in violation of any applicable Environmental Laws and (b) no material expenditures have been, are or will be required in order to comply with any such Environmental Laws.
Section 2.12    Intellectual Property.
(a)    Schedule 2.12(a) contains a complete list of (i) Patents, Trademark registrations and pending applications for Trademark registration and Copyright registrations and pending applications for Copyright registration that are owned by the Company or any Affiliate thereof, stating for each whether it is owned by the Company, a Subsidiary of the Company or another Affiliate thereof and (ii) domain name registrations in the name of the Company or any Affiliate (“Registered IP”) and other works protected by Copyright that are material to the business of the Company and its Subsidiaries (“Unregistered Works”), stating for each whether it is owned by the Company, a Subsidiary of the Company or another Affiliate thereof. The Company or an Affiliate thereof solely owns all right, title and interest in and to all Registered IP and Unregistered Works, free and clear of any Liens other than Permitted Liens. No Person has made any claim or allegation challenging the sole ownership by the Company or any of its Affiliates of any Registered IP or Unregistered Works and to Seller’s knowledge, there is no potential basis for any such claim or allegation. Neither the Company nor any Affiliate thereof has granted to any third Person any rights under or with respect to any Registered IP or Unregistered Works which rights are material to the business of the Company and its Subsidiaries.
(b)    All of the Registered IP is subsisting, valid and enforceable. No Person has made any claim or allegation against the Company or any of its Affiliates challenging the validity or enforceability of any Registered IP or Unregistered Works, and, to Seller’s knowledge, no such challenge is threatened and there is no potential basis for any such challenge. None of the Company, any of its Subsidiaries or any Affiliate thereof has taken any action or failed to take any action that should reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Registered IP. All filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due and are required to maintain, preserve or renew any of the Registered IP that is material to the business of the Company and its Subsidiaries have been timely paid.
(c)    The execution, delivery and performance by the Company of this Agreement and all other agreements contemplated herein, and the consummation of the transactions contemplated herein, will not result in any obligation of Seller, the Company, or any of their respective Affiliates to grant to any Person any rights with respect to Intellectual Property.
(d)    To the extent any Intellectual Property owned by and material to the business of the Company or one of its Subsidiaries has been developed or created by a third Person for the Company or such Subsidiary, the Company or such Subsidiary is the owner of such Intellectual Property as a “work-made for hire” within the meaning of the United States Copyright Act and the copyright laws of other relevant jurisdictions or pursuant to executed enforceable written assignments from such third Person to the Company or such Subsidiary.
(e)    All use and distribution of any Open Source Software by the Company and any of its Subsidiaries is in compliance with the terms of the license under which such Open Source Software is licensed to the Company or such Subsidiary, including all copyright notice and attribution requirements. The Company and its Subsidiaries have not used Open Source Software in a manner that obligates them to disclose, make available, offer or deliver any portion of the source code of any proprietary software of the Company or any of its Subsidiaries to any Person.
(f)    To the knowledge of Seller, the conduct of the business of the Company and its Subsidiaries does not misappropriate, infringe, dilute or violate any Intellectual Property rights of any other Person and the Company has not received any written communications alleging such. For purposes of the preceding sentence, and notwithstanding anything to the contrary in this Agreement, the term “knowledge” means the actual or deemed knowledge of the persons listed in Section 8.12(iiii); an individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge would have been obtained as a result of inquiry that would reasonably be expected from an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities. To the knowledge of Seller, no Person is misappropriating, infringing, diluting or violating any Intellectual Property owned by and material to the Company or any of its Subsidiaries in a manner that has or would have a material impact on the business of the Company and its Subsidiaries.
(g)    Each of the Company and its Subsidiaries has taken reasonable steps in accordance with industry practices to maintain its rights in Registered IP and to maintain the confidentiality of all information that constitutes or constituted a Trade Secret material to the business of the Company and its Subsidiaries (except where the Company, in the exercise of reasonable business judgment, has affirmatively elected not to protect such information). Without limiting the generality of the foregoing, and except as listed in Schedule 2.12(g), each employee and officer of the Company and its Subsidiaries that is involved in the development or creation of Registered IP or Unregistered Works or has had access to such Trade Secrets has executed and delivered to the Company a proprietary information and inventions agreement, and each consultant to the Company and its Subsidiaries that is involved in the development or creation of Registered IP or Unregistered Works or has had access to such Trade Secrets has executed and delivered to the Company a consulting agreement, in each case substantially in the forms previously delivered to Buyer. Seller has no knowledge that any of such employees, officers or consultants of the Company and its Subsidiaries is in material violation thereof.

(h)    Except as set forth on Schedule 2.12(h), the Company and its Subsidiaries have sufficient title and ownership of or licenses to all Intellectual Property necessary for its business as previously conducted at any time, as now conducted, or as presently proposed to be conducted, without any violation or infringement of, or other conflict with, the Intellectual Property or other rights of any Person.
Section 2.13    Assets; Absence of Liens. Except as set forth on Schedule 2.13, the Company or one of its Subsidiaries owns, leases or has the legal right to use all property, all of the material assets and rights used or intended to be used in the conduct of the business of the Company and its Subsidiaries or otherwise owned, leased or licensed by the Company or any of its Subsidiaries (all such properties, assets and rights, the “Company Assets”). The Company or one of its Subsidiaries has good and marketable title to, or in the case of leased or licensed Company Assets, a valid and subsisting leasehold interest or licensee interest in, all the Company Assets free and clear of all Liens except Permitted Liens. The Company Assets constitute all assets necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. The equipment of the Company and its Subsidiaries is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.
Section 2.14    Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Schedule 2.14 lists (a) the street addresses of all real property leased by the Company and its Subsidiaries (the “Leased Real Property”), (b) all real estate lease agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for the Leased Real Property (the “Leases”), and (c) with respect to each Lease, (i) the term, (ii) the base rent currently payable and (iii) the landlord and tenant. The Company has delivered to Buyer a true and complete copy of each Lease. Each Lease is legal, valid and binding, and is enforceable against the Company or one of its Subsidiaries, and, to Seller’s knowledge, against the other party thereto, and is in full force and effect (subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, sponsorship or other Applicable Law relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity) and neither the Company nor such Subsidiary nor, to Seller’s knowledge, the applicable landlord thereunder, is in material default under such Lease, and no event has occurred that, upon the giving of notice and/or the passing of time, would constitute a material default under such Lease, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.
Section 2.15    Taxes.
(a)    All income and other material Tax Returns which are due and required to be filed by Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company or any of their respective Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes of Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company and their respective Subsidiaries that are due and payable (whether or not shown as due and payable on any Tax Return) have been timely paid. The time for filing any Tax Return with respect to the Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company or any of their respective Subsidiaries has not been extended to a date later than the date of this Agreement. No written claim has been made by a taxing authority in a jurisdiction where the Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company or any of their respective Subsidiaries does not file Tax Returns that the Seller, the Company or any of their respective Subsidiaries is or may be subject to taxation by that jurisdiction.
(b)    Neither the Company nor any of its Subsidiaries is liable for Taxes of another Person by reason of U.S. Treasury regulation Section 1.1502-6, as a transferee or successor, or by contract, indemnity, or otherwise.
(c)    The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, reporting, withholding and collection of sales, use and similar Taxes. The Company and its Subsidiaries have collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.
(d)    All material Taxes required to have been withheld or collected by Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company and their respective Subsidiaries have been duly and timely withheld and collected, and (to the extent required) each such Tax has been timely paid to the applicable Governmental Authority.
(e)    None of Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company or any of their respective Subsidiaries has received notice in writing of any proposed or determined Tax deficiency or assessment from any Governmental Authority with respect to any Tax period for which the period of assessment or collection remains open. There are no current or pending audits or examinations, requests for information or other administrative proceedings with respect to any Taxes of the Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company or any of their respective Subsidiaries, and no such audits, examinations, requests for information or other administrative proceedings are, to the Seller’s knowledge, threatened against the Seller, the Company or any of their respective Subsidiaries. All deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid. None of the Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company nor any of their respective Subsidiaries or predecessor thereto, has waived in writing any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax assessment or deficiency, or has made any request for any such extension or waiver.
(f)    There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due and payable.
(g)    From the date of its formation, Seller has been classified as a partnership for U.S. federal and state income Tax purposes. From the date of its formation, the Company has been disregarded as an entity separate from Seller for U.S. federal and state income Tax purposes, and will be so classified up to the Closing.
(h)    None of the Seller (solely with respect to the ownership, operation or management of the business or assets of the Company and any of its Subsidiaries), the Company nor any of their respective Subsidiaries (i) has participated in any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(c) or (ii) is bound by or a party to any Tax

Sharing Agreement (other than any Tax Sharing Agreement that will terminate as of the Closing and pursuant to which no amount is or will be owed by the Company at or following the Closing).
(i)    Neither the Company nor any of its Subsidiaries is party to any partnership that the Company or such Subsidiary is treating as a partnership for U.S. federal income Tax purposes.
(j)    Neither the Company nor Buyer will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any Tax period ending after the Closing Date as a result of any (i) change in accounting method under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, local or foreign Tax Law) for a Tax period ending on or before the Closing Date, (ii) prepaid amount or deferred revenue received on or prior to the Closing Date, (iii) installment sale or open transaction disposition executed on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).
(k)    Each income Tax Return and other material Tax Return that has been delivered to (or made available for inspection by) Buyer is an accurate and complete copy of the version of such Tax Return that was filed with the applicable Governmental Authority.
Section 2.16    Related Party Transactions.
(a)    Except as set forth on Schedule 2.16(a), no Related Party: (i) owns or has owned, directly or indirectly, any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries or (ii) has or has had a financial interest in any transaction with the Company or any of its Subsidiaries.
(b)    Except as set forth on Schedule 2.16(b), this Agreement and the agreements expressly referenced herein, there are no Material Contracts (other than Benefit Plans) by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, pursuant to which such Related Party provides or receives any assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).
(c)    Except as set forth on Schedule 2.16(c), there are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of any Related Party.
Section 2.17    Insurance. Schedule 2.17 sets forth as of the date hereof all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and, to Seller’s knowledge, no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received written notice of, nor to the knowledge of Seller is there threatened, (a) any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy, or (b) any refusal of any coverage or rejection of any claim under any insurance policy. Schedule 2.17 identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. Except as set forth on Schedule 2.17, all material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged for companies similarly situated to the Company. Schedule 2.17 sets forth as of the date hereof all claims currently pending in an amount of $100,000 individually and any series of related claims currently pending totaling $250,000 in the aggregate.
Section 2.18    Distributors and Vendors. Schedule 2.18 contains a complete list of all distributors, channel partners and/or resellers who individually accounted for more than 15% of the gross revenues of the Company and its Subsidiaries on a consolidated basis during (a) the fiscal year ended December 31, 2015 and (b) the ten months ended October 31, 2016 (each, a “Material Vendor”). Except as set forth on Section 2.18, no material vendor to the Company has, within the past 12 months, cancelled or otherwise terminated, or made any threat to cancel or terminate, its relationship with the Company, and the Company is not involved in any material claim, dispute or controversy with any such Person.
Section 2.19    Accounts Receivable. All accounts receivable of the Company and its Subsidiaries on a consolidated basis reflected on the balance sheet of the Interim Financial Statements are valid claims of the Company against the other parties arising from bona fide transactions, and all accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Financial Statement Date are valid receivables. The accounts receivable of the Company as of the date hereof are collectable in the Ordinary Course of Business net of any allowances for doubtful accounts and reserves set forth in the Financial Statements or books and records of the Company.
Section 2.20    Privacy and Security.
(a)    Since January 1, 2014, the Company and its Subsidiaries have complied in all material respects with all applicable Laws, practices standard to their industry (including the Gramm-Leach-Bliley Act and the PCI DSS), and their own published, posted and internal agreements and policies with respect to the collection, use, disclosure, storage and destruction of Personal Information of individuals who visit any of the Company’s or any of its Subsidiaries’ websites or who otherwise communicate with the Company or any of its Subsidiaries about the Company or any of its Subsidiaries, whether any of same is accessed or used by the Company or any of its Subsidiaries or business partners (“Privacy Obligations”). No claims have been asserted and, to the knowledge of Seller, no claim is threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Privacy Obligations by the Company or any of its Subsidiaries and, to the knowledge of Seller, there is no basis for any such claim nor is any such claim expected.
(b)    Other than as specified by the Company’s privacy statements or as prohibited by Privacy Obligations, the Company and its Subsidiaries are not restricted in their collection, use, distribution disclosure, storage or destruction of Personal Information.
(c)    The Company and its Subsidiaries have established and are in compliance with a written information security program that (i) includes administrative, technical and physical measures designed to safeguard their software and systems and the information and transactions stored therein or processed or transmitted thereby, (ii) is designed to protect against unauthorized access to their systems and data, and (iii) satisfies the requirements of applicable Law and the PCI DSS. The Company and its Subsidiaries have implemented commercially reasonable written business continuity and disaster recovery plans and procedures with respect to the Company’s and its Subsidiaries’ software and systems and information and transactions stored therein or processed or transmitted thereby. Except as set forth on Schedule 2.20(c), the Company and its Subsidiaries have not been notified by any third Person of, nor does Seller have any knowledge of, any material data security, information security or other technological deficiency with respect to the Company’s and its Subsidiaries’ or its subcontractors’ or agents’ software, systems and all information and transactions stored or contained therein or transmitted thereby that present a risk of unauthorized disclosure, use, access, corruption or loss of any Personal Information. For purposes of the preceding sentence, and notwithstanding anything to the contrary in this Agreement, the term “knowledge” means the actual or deemed knowledge of the persons listed in Section 8.12(iiii); an individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge would have been obtained as a result of inquiry that would reasonably be expected from an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities. The Company’s and its Subsidiaries’ software and systems are (x) adequate for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and (y) in all material respects, in good working order and condition. Except as set forth on Schedule 2.20(c), neither the Company nor any of its Subsidiaries has experienced any disruption to, or interruption in, its systems, or the services provided by the Company or its Subsidiaries through the use of the systems that has had a material adverse effect on the business of the Company and its Subsidiaries.
(d)    Neither the Company nor any of its Subsidiaries, nor to the knowledge of Seller any subcontractor or agent of the Company or any of its Subsidiaries, has suffered a security breach with respect to its data or systems that has had a material adverse effect on the business of the Company and its Subsidiaries.
Section 2.21    Bank Accounts. Schedule 2.21 sets forth a list of all banks in which the Company has an account or safety deposit box, including for each account, the account number, type of account, and names of all Persons authorized to draw thereon.
Section 2.22    Restrictions on Business Activities. Except as set forth on Schedule 2.22, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Seller, the Company or any of their respective Affiliates is a party or otherwise bound that has the effect of prohibiting or impairing (a) any present business practice of the Company or any of its Subsidiaries, (b) the conduct of business by the Company or any of its Subsidiaries, or (c) the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person, including any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing any of its services to customers or potential customers in any geographic area, during any period of time or in any segment of the market.
Section 2.23    Competing Transactions. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement with respect to any Competing Transaction.

Section 2.24    Brokers. Except for William Blair & Company, L.L.C., pursuant to that certain engagement letter dated September 12, 2016, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.
Section 2.25    Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THEIR BUSINESSES OR THEIR ASSETS, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S AND ITS SUBSIDIARIES’ ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND ON THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS ARTICLE II.
Article III.    REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 3.01    Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such corporate power and authority would not have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of Buyer and its Subsidiaries taken as a whole.
Section 3.02    Authority; Enforceability.
(a)    Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and Ancillary Agreements to which Buyer is a party, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.
(b)    Upon due execution and delivery by Buyer of this Agreement and the other agreements referenced herein to which Buyer is a party, this Agreement and such other agreements (assuming due authorization, execution and delivery by the other parties hereto and thereto) will be legal, valid and binding obligations, enforceable against Buyer in accordance with their terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’

rights generally, and (ii) the availability of specific performance, injunctive relief, or other equitable remedies, whether considered at law or in equity.
Section 3.03    No Violation.
(a)    The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the giving of notice or the lapse of time, or both, would result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) Buyer’s Certificate of Incorporation or Bylaws, each as amended from time to time, (ii) any Law applicable to Buyer, or (iii) any Contract to which Buyer is a party or by which it or any of its assets may be bound.
(b)    Assuming the truth and accuracy of the representations and warranties of Seller set forth in Section 2.03(b), no Governmental Authorization is required on the part of Buyer for the consummation of the transactions contemplated by this Agreement or the other agreements referenced herein.
Section 3.04    Litigation. There is no litigation, claim, action, suit, proceeding or investigation pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 3.05    No Broker. No agent, broker, Person or firm acting on behalf of Buyer or any of its Affiliates is entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.
Section 3.06    Acknowledgment and Representations by Buyer. Buyer acknowledges and agrees that it (a) has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries, (b) has been provided with adequate access to such information, documents and other materials relating to the Company and its Subsidiaries and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of Seller and the Company with respect to such information, documents and other materials. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in Article II, and Buyer acknowledges that, except for the representations and warranties set forth in Article II, (x) none of Seller, the Company or any of its Subsidiaries or any of their respective Representatives or Affiliates makes or has made any representation or warranty, either express or implied, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective Representatives or Affiliates prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Buyer or any of its Representatives or Affiliates and (y) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by Seller, the Company or any of its Subsidiaries or any of their respective Representatives, Affiliates or any other Person.
Article IV.    ADDITIONAL AGREEMENTS AND COVENANTS AMONG THE PARTIES
Section 4.01    Conduct of the Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as otherwise expressly permitted or required by this Agreement, Seller agrees to cause the Company, and the Company agrees, to carry on its business and the business of the Company’s Subsidiaries in the Ordinary Course of Business and to use commercially reasonable efforts to preserve intact its present business organization and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. By way of amplification and not limitation, except as expressly permitted or required by this Agreement or as expressly set forth in Schedule 4.01, Seller, the Company and the Company’s Subsidiaries shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    amend or otherwise change the LLC Agreement or any equivalent organizational documents of any of the Company’s Subsidiaries;
(b)    issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity securities of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any equity securities or any other ownership interest (including any membership interest, profits interest or phantom interest) of the Company or of any of its Subsidiaries;
(c)    sell, lease, license, pledge, grant, encumber or otherwise dispose of any material properties or material assets of the Company and its Subsidiaries, other than (A) Permitted Liens or (B) sales or transfers of inventory in the Ordinary Course of Business;
(d)    declare, set aside, make or pay any distribution, payable in any form, with respect to any of its equity securities, except for (A) distributions of cash or (B) distributions between any of the Company and its Subsidiaries;
(e)    split, combine, subdivide, redeem or reclassify any equity securities of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for their equity securities;
(f)    acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interest in or material assets of any Person or any business or division thereof;
(g)    enter into any joint venture, strategic alliance, exclusive dealing agreement or similar contract or arrangement;
(h)    incur any Indebtedness or issue any debt securities in excess of $1,000,000 or make any loans or advances in excess of $250,000, in each case other than trade accounts payable and short-term working capital financing;

(i)    enter into any lease or Contract for the purchase or sale of any property, real or personal, or any renewals thereof, except in the Ordinary Course of Business for consideration of not more than $50,000 individually or in the aggregate;
(j)    terminate any Material Contract, other than by allowing any Material Contract to terminate due to the expiration of the term provided therein;
(k)    other than as required by applicable Law, pursuant to the terms of a Benefit Plan, in the ordinary course of business and consistent with past practice or to the extent no liability would result on the part of Buyer or the Company following the Closing, (i) increase the compensation payable or the benefits provided to any of the Company’s or any of its Subsidiaries’ officers or other employees, except for normal merit and cost-of-living increases in accordance with past practice in salaries or wages of its employees who are not its officers, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of the Company’s or any of its Subsidiaries’ officers or other employees, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, equity option, restricted equity interest, profits interest, pension, retirement, deferred compensation, employment, termination, severance, loan or advance plan or other agreement, trust, fund, policy or arrangement for the benefit of any manager, officer, employee or consultant;
(l)    extend any offers of employment to potential employees other than to fill the open positions set forth on Schedule 4.01(l), or to fill any position that becomes open following the date of this Agreement by reason of a termination of employment of an officer or employee;
(m)    make, change or rescind any material Tax election, adopt or change any Tax accounting method, amend any income or other material Tax Return or file any claims for material Tax refunds, enter into any material closing agreement as described in Section 7121 of the Code, settle any material Tax audit, claim or assessment or consent to any extension or waiver of the limitation period applicable to any such Tax audit, claim or assessment, in each case with respect to Taxes imposed on or payable by or with respect to the ownership, operation or management of the business or assets of the Company or any of its Subsidiaries;
(n)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or one of its Subsidiaries’ legal structure;
(o)    with respect to the Company and its Subsidiaries only, enter into any Contract with any Related Party for goods or services to be delivered or performed following the Closing Date;
(p)    make any material change in any method of accounting or accounting practice or policy, except as required by GAAP;
(q)    mortgage, pledge or subject to any Lien any material properties or material assets of the Company and its Subsidiaries, other than Permitted Liens;
(r)    cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or waive, release, assign, settle or compromise any material rights or claims, or any litigation, claim, action, suit, proceeding or investigation;
(s)    enter into any line of business other than the lines of business in which the Company and its Subsidiaries are engaged as of the date hereof;

(t)    other than in the Ordinary Course of Business, abandon or permit the lapse of any Registered IP that is material to the business of the Company and its Subsidiaries;
(u)    grant any rights under any Registered IP other than in the Ordinary Course of Business;
(v)    write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries taken as a whole, in excess of $100,000, except for depreciation and amortization in accordance with GAAP;
(w)    enter into any Contract that would constitute a Material Contract;
(x)    fail to take any actions necessary to maintain in full force and effect any Money Transmitter Licenses required to operate the business of the Company or any of its Subsidiaries as currently conducted; or
(y)    take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (x).
Section 4.02    Access to Information; Confidentiality.
(a)    From the date of this Agreement to the Closing Date, the Company shall (i) provide to Buyer (and its officers, directors, employees, equityholders, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) reasonable access during normal business hours, upon reasonable notice to Seller, to the managers, officers, employees, properties, Contracts, Permits, offices, books, records and other facilities of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries) and (ii) furnish such information concerning the business, properties, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries, as reasonably requested by Buyer or its Representatives; provided, however, that the Company may withhold access to any document (or portions thereof) or information (x) that is subject to the terms of a non-disclosure agreement with a third party, (y) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the Company’s counsel, constitutes a waiver of any such privilege or (z) if the provision of access to such document (or portion thereof) or information would reasonably be expected to conflict with applicable Law.
(b)    The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the letter agreement dated January 17, 2017, by and between Seller, the Company and Buyer (the “Confidentiality Agreement”). All information provided to Buyer pursuant to this Section 4.02 prior to the Closing will be held by Buyer as confidential under the terms of the Confidentiality Agreement. Following the Closing, Seller shall hold all information regarding the Company and its Subsidiaries as confidential in accordance with the terms of the Confidentiality Agreement.

(c)    Following the Closing Date, Seller and its Affiliates will have the right to retain copies of all books, data, files, information and records in any media of the Company and its Subsidiaries relating to periods ending on or prior to the Closing Date (i) as may reasonably be expected to be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or with respect to Taxes or (ii) as may be necessary for Sellers or their Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case subject to compliance with all applicable privacy Laws. Following the Closing Date, Buyer will, and will cause the Company and its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.
Section 4.03    No Solicitation of Transactions. Seller and the Company will not, directly or indirectly, (a) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Seller’s members) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (b) enter into, maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, (c) authorize or permit any of their Affiliates or Representatives to (and will instruct such Affiliates and Representatives to not) take any of the foregoing actions or (d) agree to any Competing Transaction. Seller will notify Buyer immediately (and in any event within 24 hours) after receipt by Seller, any of its Affiliates or the Company (or any of their Representatives) of any proposal for, or inquiry respecting, any Competing Transaction. Such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of each proposal or inquiry. Following the date hereof, Seller and the Company shall promptly cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Competing Transaction. Seller and the Company agree not to release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party that relates to Seller or the Company.
Section 4.04    Consents and Filing.
(a)    Subject to the terms and conditions provided in this Section 4.04, each of the parties shall use its reasonable best efforts (i) to take promptly, or cause to be taken, all actions (including actions after the Closing), and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, including the Governmental Authorizations required under the Money Transmitter Requirements, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including those listed on Schedule 4.04.
(b)    Buyer and Seller will: (i) as promptly as practicable and in any event within fifteen (15) Business Days following the date of this Agreement, file or cause to be filed a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, (ii) include in each such filing, a request for early termination of the HSR Act waiting period, (iii) make all further filings pursuant thereto that may be necessary, proper or advisable and (iv) respond as promptly as practicable to any inquiries received from any Governmental Authority for additional information or documentation in connection therewith pursuant to the HSR Act. In connection therewith, Buyer and Seller will (A) furnish to the other party such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, (B) subject to applicable Law, provide the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of such other party regarding such filing or submission, (C) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other party and (D) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 4.04(b) unless they have engaged in prior consultation with the other party and, to the extent permitted by such Governmental Authority, give the other party the opportunity to participate. Buyer and the Company will each pay one-half of the Notification and Report Form filing fees required by the HSR Act.
(c)    Buyer further agrees to take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including (i) challenging, avoiding, eliminating or resolving each and every impediment, (ii) defending any proceeding on the merits, (iii) obtaining all clearances, consents, approvals and waivers that may be required by any Governmental Authority, and (iv) proffering its willingness to take and taking such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any proceeding in any forum or (B) issuance of any order, decree, decision or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority. Notwithstanding anything in this Section 4.04(c) to the contrary, Buyer will not be required to (x) contest any proceeding involving the Federal Trade Commission, the Department of Justice or other antitrust or competition agency or authority that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, or (y) take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (I) require the divestiture of any assets of Buyer, the Company or any of their respective Affiliates or (II) limit the freedom of Buyer, the Company or any of their respective Affiliates to conduct its business.
(d)    The parties shall provide to each other such assistance, information and cooperation as is reasonably required to obtain any such actions, nonactions, Governmental Authorizations, consents, and orders (including providing necessary information, assisting in responding to any inquiries and attending joint meetings advocating the transactions contemplated hereby) and, in connection therewith, Buyer and Seller will each (i) notify the other party promptly following the receipt of any communications from any Governmental Authority in connection with this Agreement and of any request by any Governmental Authority for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Authority, (ii) give the other parties the opportunity to attend and participate in any meetings or conferences with any Governmental Authority, (iii) supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, regarding this Agreement and the transactions contemplated hereby, (iv) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any applicable Governmental Authority and (v) promptly notify the other parties in writing of any pending or, to the knowledge of such party, threatened or asserted proceeding by any Governmental Authority (x) challenging or seeking damages in connection with this Agreement or (y) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Buyer to own or operate all or any portion of the businesses or properties of the Company and its Subsidiaries.
(e)    Seller and the Company will, and will cause each of the Company’s Subsidiaries to, use its commercially reasonable efforts to obtain the consents listed on Schedule 2.03(a) other than the Governmental Authorizations, provided, that Seller, the Company and the Company’s Subsidiaries will not be required to pay any fee or grant any concession in order to obtain any such consent.
Section 4.05    No Public Announcements; Internal Communications. Buyer, Seller and their respective Affiliates will not issue any press release or otherwise make any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement without the consent of the other, provided that (i) Buyer may make such announcements and disclosures as are required by applicable Law or the rules of any stock exchange on which the stock of Buyer is listed so long as Buyer, to the extent reasonably practicable, consults with Seller with respect to the timing and content thereof and provides Seller a reasonably opportunity to comment thereon and (ii) the foregoing shall not restrict Buyer or Seller from making any disclosure to (A) its partners, members or equityholders or the partners, members or equityholders of their Affiliates as required by their respective organizational and governing documents or contractual obligations with such partners, members or equityholders, or the terms of investment in them or their Affiliates generally or (B) any prospective investor in their respective Affiliated investment funds, so long as, with respect to clauses (A) and (B), that such recipients are subject to customary confidentiality obligations. Seller and the Company will consult with Buyer regarding any internal communications to the employees of Seller, the Company or its Subsidiaries in respect of this Agreement and the transactions contemplated hereby.
Section 4.06    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (collectively, the “Transfer Taxes”) shall be borne and paid 50% by Seller and 50% by Buyer when due; provided, however, that if Seller determines (in its reasonable discretion) that it is required by applicable Law to pay any Transfer Taxes, then Seller shall timely pay such Transfer Taxes, and Buyer shall, subject to receipt of reasonably satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller 50% of such Transfer Taxes. Seller and Buyer shall timely file any Tax Return or other document required to be filed by it with respect to such Taxes or fees, and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation.
(b)    Any and all existing Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case, prior to the Closing Date.
(c)    Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by such other party, in connection with the preparation and filing of any Tax Return and any action, suit, proceeding, investigation, claim or assessment with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information that are reasonably relevant to any such Tax Return or action, suit, proceeding, investigation, claim or assessment or any Tax planning and shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)    Unless otherwise required by applicable Law, Seller shall not (i) file any amended Tax Return or (ii) file any Tax Return in a jurisdiction in which such a Tax Return has not previously been filed, in each case with respect to the ownership, operation or management of the business or assets of the Company or its Subsidiaries for any Tax period, or the portion of any Straddle Period, ending on or prior to the Closing Date without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
(e)    Straddle Periods. For purposes of this Section 4.06 and the indemnity provisions of this Agreement, any liability for Taxes attributable to a Straddle Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period (i) in the case of Periodic Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.
Section 4.07    D&O Insurance.
(a)    Buyer will cause the Company to maintain in effect for six (6) years after the Closing Date policies of directors’ and officers’ liability insurance with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such six-year period and terms and conditions otherwise no less advantageous to the indemnitees than the terms and conditions of the current policy for the Company and its Subsidiaries.
(b)    The provisions of this Section 4.07 are intended to be for the benefit of, and will be enforceable by, each officer and director entitled to indemnification under this Section, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 4.08    Employee Matters.
(a)    For a period beginning on the Closing Date and continuing thereafter for twelve (12) months, Buyer shall provide, or shall cause the Company and its Affiliates to provide, employees of the Company and its Subsidiaries as of the Closing who continue employment with the Company following the Closing (the “Company Employees”) with (i) annual base salary, wage levels or commissions that are no less favorable than the base salary, wage levels or commissions provided to each such Company Employee by the Company or its Subsidiaries immediately prior to the Closing and (ii) employee benefits (excluding incentive compensation) that are no less favorable than either (A) the employee benefits (excluding incentive compensation) provided to each such Company Employee by the Company or its Subsidiaries immediately prior to the Closing or (B) the employee benefits (excluding incentive compensation) provided by Buyer and its Subsidiaries to similarly situated employees.
(b)    Under the employee benefit plans, programs and arrangements established or maintained by Buyer, the Company and their respective Affiliates in which Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Company Employee shall be credited for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accrual for defined benefit pension plans or retiree medical benefits) for full or partial years of service with the Company and its Subsidiaries (including any of their respective predecessors); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) Buyer intends to conduct the enrollment (the timing of which remains in Buyer’s sole discretion) of Company Employees into any New Benefit Plans providing health or welfare benefits that replace coverage under similar or comparable Benefit Plans of the Company or its Subsidiaries (such plans, collectively, the “Old Benefit Plans”) in such a manner that there is no gap in Company Employees’ eligibility for such benefits and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer, the Company and its Subsidiaries shall cause all preexisting condition exclusions of such New Benefit Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions were waived or were inapplicable under any similar or comparable Old Benefit Plan.
(c)    This Section 4.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.08, express or implied, shall confer upon any employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 4.08, express or implied, shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to (i) terminate the employment of any Company Employee at any time, or (ii) change or modify any employee benefit plan or arrangement in accordance with their terms, or shall be deemed an amendment of any plan providing benefits to any employee.
Section 4.09    Expenses. Except as otherwise expressly set forth herein, whether or not the Closing takes place, all fees, costs and expenses incurred in connection with this Agreement, the related documents and the transactions contemplated by this Agreement (including the fees and expenses of all financial advisors, accountants and legal counsel) shall be paid by the party hereto incurring such fees, costs and expenses.
Section 4.10    Financing.
(a)    Buyer shall use its reasonable best efforts to obtain and consummate bank financing, a placement of convertible notes and/or other source of debt financing (the “Financing”) as promptly as practicable in order to obviate the need to deliver any Escrow Note or Purchase Price Note at Closing. In the interest of clarity, completion of the Financing is not a condition to Closing.
(b)    The Company shall provide to Buyer such cooperation and information as is reasonably requested by Buyer in connection with the Financing, including (i) participating in meetings and presentations with prospective lenders and investors, (ii) providing Buyer with customary historical and projected financial information and data, including, to the extent reasonably available, (A) audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2016 and (B) unaudited consolidated financial statements of the Company and its Subsidiaries for each month in 2017, (iii) providing customary and reasonable information for inclusion in offering documents, bank information memoranda and similar documents and materials for the Financing, and (iv) providing customary and reasonable information to assist Buyer in the preparation, execution and delivery of any credit agreement, indenture, underwriting agreement, purchase agreement or other customary documents and certificates with respect to the Financing.

(c)    The Company will use its reasonable best efforts to update any information provided to Buyer pursuant to Section 4.10(b) as may be necessary so that such information does not contain any material misstatement of fact or omit to state any fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.
(d)    None of Seller, the Company or any of their respective Subsidiaries, members, directors, managers, officers, employees, accountants, legal counsel and other Representatives shall be required to (i) take any action that would require such Person to pay any commitment or other fee for which it not reimbursed by Buyer, (ii) agree to provide any indemnity in connection with the Financing or its performance of its obligations under this Section 4.10 and any information utilized in connection therewith, provided, that, notwithstanding the foregoing, such accountants and legal counsel may be subject to potential liability in connection with comfort letters, audit opinions and legal opinions provided in connection therewith. Buyer shall indemnify, defend and hold harmless each of Seller and the Company and their respective partners, members, directors, managers, officers, employees, accountants, legal counsel and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing and the performance of their respective obligations under this Section 4.10 and any information utilized in connection therewith, in each case other than to the extent arising out of a material misstatement or omission in information provided to Buyer by or on behalf of Seller or the Company pursuant to this Section 4.10. If the Closing does not occur, Buyer shall, promptly upon request of Seller at any time after the termination of this Agreement for any reason, reimburse Seller and the Company for all reasonable and documented costs, fees and expenses incurred through the date of such termination in connection with the cooperation required by this Section 4.10.
Section 4.11    Further Assurances. At any time, and from time to time following the Closing, Seller, on the one hand, and the Company and Buyer, on the other hand, shall upon the other’s reasonable request and at such requesting party’s expense, take any and all actions and execute, acknowledge and deliver to the requesting party any and all further instruments and assurances reasonably necessary in order to effect and otherwise complete the transactions contemplated by this Agreement.
Article V.    CLOSING CONDITIONS
Section 5.01    Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date (each such condition which may be waived by Buyer):
(a)    Representations and Warranties. Each of the representations and warranties in Article II shall be true and correct in all material respects at and as of the Closing Date, as if made as of such time (except to the extent made as of a specified date, in which case, such representations and warranties shall have been true and correct in all material respects at and as of such date).
(b)    Performance. Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them hereunder prior to the Closing.

(c)    Orders and Injunctions. No suit, action or other proceeding shall be pending or threatened in writing before any Governmental Authority seeking an unfavorable injunction, judgment, order, decree or ruling that would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) materially and adversely affect the right of the Company or any of its Subsidiaries to own its assets and conduct its business, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect.
(d)    Consents and Waivers. All consents, waivers, filings, notices, approvals and authorizations required by applicable Law or the Material Contracts listed on Schedule 5.01(d) to be obtained, made or provided in connection with the consummation of the transactions contemplated by this Agreement, including those in connection with the Money Transmitter Licenses, shall have been obtained and be effective as of the Closing.
(e)    Other Agreements in Effect. Each of the Endorsement and License Agreement and the Founder Restrictive Covenant Agreement shall be in full force and effect as of the Closing.
(f)    HSR Waiting Period. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.
(g)    Certificate. Seller shall have delivered (or caused to be delivered) to Buyer the certificate set forth in Section 1.03(c)(xii).
(h)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
Section 5.02    Conditions to the Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date (each such condition which may be waived by Seller):
(a)    Representations and Warranties. Each of the representations and warranties in Article III shall be true and correct in all material respects at and as of the Closing (except to the extent made as of a specified date, in which case, such representations and warranties shall have been true and correct in all material respects at and as of such date).
(b)    Performance. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to the Closing.
(c)    Orders and Injunctions. No suit, action or other proceeding shall be pending or threatened in writing before any Governmental Authority seeking an unfavorable injunction, judgment, order, decree or ruling that would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect.

(d)    Consents and Waivers. All consents, waivers, approvals and authorizations required by applicable Law to be obtained in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be effective as of the Closing.
(e)    HSR Waiting Period. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.
(f)    Certificate. Buyer shall have delivered (or caused to be delivered) to Seller the certificate set forth in Section 1.03(d)(v).
Article VI.    INDEMNIFICATION
Section 6.01    Survival. All representations and warranties of the parties in this Agreement and all covenants and agreements to be performed or complied with on or prior to the Closing shall survive the Closing until the Expiration Date. All other covenants and agreements of Seller, the Company and Buyer contained in this Agreement will survive the Closing in accordance with their respective terms, but not to exceed the applicable statute of limitations. Notwithstanding anything to the contrary in this Agreement, if at any time prior to the expiration of the applicable survival period, an Indemnified Party timely delivers to an Indemnifying Party a notice in accordance with Section 6.04 or Section 6.05 asserting a good faith claim for indemnification under this Article VI, such claim shall not be barred by the expiration of the applicable survival period.
Section 6.02    Indemnification Obligations.
(a)    Seller’s Indemnification Obligations. Subject to the limitations set forth in this Article VI, Seller agrees to indemnify, defend and hold harmless, solely out of the Escrow Funds, Buyer Indemnified Parties against and in respect of, any and all Losses that Buyer Indemnified Parties shall incur or suffer, and which arise from or are attributable to by reason of or in connection with (i) any breach or inaccuracy of any of Seller’s representations or warranties contained in this Agreement, (ii) any breach of any covenant or other obligation of Seller contained in this Agreement, (iii) all Pre-Closing Taxes, (iv) the CFPB Investigation, (v) the Meta Bank Underfunding, (vi) the BSA Examination, (vii) the Class Action Settlement, (viii) any claim relating to the transactions contemplated by this Agreement made by any member of Seller or any holder of Seller Options or phantom interests in Seller, (ix) the Kansas Matter, (x) the Opt-Out Claim or (xi) any claim for royalty payments under the Dynasty Card Agreements.
(b)    Buyer’s Indemnification Obligations. Subject to the limitations set forth in this Article VI, Buyer shall indemnify and hold harmless Seller Indemnified Parties against and in respect of any and all Losses that Seller Indemnified Parties shall incur or suffer, and which arise from or are attributable to by reason of or in connection with (i) any breach or inaccuracy of any of Buyer’s representations or warranties contained in this Agreement, or (ii) any breach of any covenant or other obligation of Buyer contained in this Agreement.

Section 6.03    Limits on Indemnification Liability. Notwithstanding anything herein to the contrary:
(a)    Neither Buyer, on the one hand, nor Seller, on the other hand, shall have any liability for an individual claim or group of related claims under Section 6.02(a)(i) or Section 6.02(b)(i), as applicable, unless the amount of Losses relating to, arising from or with respect to such claim or group of related claims exceeds the Per Claim Threshold, it being understood that any such individual claim or group of related claims for amounts less than the Per Claim Threshold will be ignored for purposes of determining whether the Basket Amount has been exceeded; provided, however, that no such limitations shall apply to liability relating to, arising from or with respect to breach or inaccuracy of Fundamental Representations or the representations and warranties set forth in Section 2.15.
(b)    Neither Buyer, on the one hand, nor Seller, on the other hand, shall have any liability for indemnification claims under Section 6.02(a)(i) or Section 6.02(b)(i), as applicable, until the aggregate Losses relating to, arising from or with respect to all such claims exceeds the Basket Amount, in which event Buyer or Seller, as applicable, will be required to pay or be liable for all Losses in excess of the Basket Amount; provided, however, that no such limitations shall apply to liability relating to, arising from or with respect to breach or inaccuracy of Fundamental Representations or the representations and warranties set forth in Section 2.15.
(c)    Seller’s maximum aggregate liability for all indemnification claims under this Article VI shall not exceed the Cap Amount. At any given time the remaining portion of the Escrow Funds in the Escrow Accounts will be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 6.02(a). Notwithstanding anything to the contrary in this Agreement, after the Closing, on the date that the funds in the Escrow Accounts are reduced to zero, Buyer Indemnified Parties will have no further rights to indemnification under Section 6.02(a).
(d)    Buyer’s maximum aggregate liability for indemnification claims under Section 6.02(b)(i) shall not exceed the Cap Amount.
(e)    For purposes of determining (i) the existence of any breach of, or inaccuracy in, any of the representations or warranties contained in this Agreement (other than the representations or warranties set forth in the second sentence of Section 2.01(a), Section 2.06, Section 2.07, and Section 2.10(a)), and (ii) the amount of any Losses that are indemnifiable hereunder with respect to such breaches and inaccuracies, the applicable representations and warranties shall be read without regard and without giving effect to any materiality, Material Adverse Effect or similar standard or qualification contained therein.
(f)    No party hereto shall be liable for any punitive, special or exemplary damages arising out of or in connection with any breach of this Agreement, except in the case of punitive, special or exemplary damages if and to the extent any such damages are recovered by a third party against such Indemnified Party pursuant to a Third Party Claim.
Section 6.04    Procedure for Indemnification with Respect to Direct Claims. A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) will promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VI (excluding claims resulting from a Third Party Claim, which shall be governed by the provisions of Section 6.05), including in such notice a brief description of the facts upon which such claim is based and, if available or if able to be reasonably estimated, the estimated amount of the indemnifiable Losses thereof; provided, however, that failure to give such notice shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have twenty (20) Business Days after receipt of the notice of claim to (a) agree in writing to pay the amount set forth in the notice of claim or (b) provide the Indemnified Party with written notice that it disputes the claim for indemnification. In the event that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within such period or fails to agree in writing to pay the amount set forth in the notice of claim, then the parties shall negotiate in good faith in an attempt to reach an expeditious resolution of the matter prior to pursuing further action.
Section 6.05    Procedure for Indemnification with Respect to Third Party Claims.
(a)    If an Indemnified Party determines to seek indemnification under this Article VI with respect to a claim resulting from the assertion of liability by third parties (a “Third Party Claim”), such Indemnified Party shall promptly give written notice to the Indemnifying Party of such Third Party Claim and the facts upon which any such Third Party Claim is based, which notice shall set forth such information with respect thereto as is then reasonably available to such Indemnified Party (together with a copy of all complaints, pleadings, communications, or other written notices provided by the third party in such Third Party Claim, subject to the attorney-client privilege); provided that failure to give such notice shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party will be entitled to assume the defense of such Third Party Claim at its own expense with counsel reasonably satisfactory to the Indemnified Party, if such Indemnifying Party so elects by written notice delivered to the Indemnified Party within twenty (20) Business Days after receiving the Indemnified Party’s notice of such Third Party Claim. In any case where the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall have the right to participate (at the Indemnified Party’s expense unless the Third Party Claim asserts criminal liability against the Indemnified Party) in the defense, compromise, or settlement of such Third Party Claim, and the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment, injunction or order in respect thereof. The parties hereto shall make available to each other all relevant information in their possession material to any Third Party Claim, subject to the attorney-client privilege, the attorney work product doctrine, and all other applicable legal and professional privileges.
(b)    In the event that the Indemnifying Party, within twenty (20) Business Days after receipt of the aforesaid notice of a Third Party Claim, fails to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim (and the reasonable fees and expenses of such defense, and all other Losses incurred by the Indemnified Party with respect to such Third Party Claim, shall be Losses subject to indemnification by the Indemnifying Party hereunder after application of all applicable limitations set forth in this Article VI). The Indemnified Party shall not compromise or settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless such settlement will not involve any liability or other obligation on the part of the Indemnifying Party.

Section 6.06    Satisfaction of Indemnification Claims.
(a)    In the event of any obligation of Seller to indemnify Buyer Indemnified Parties, not later than five (5) Business Days after the resolution of such indemnification claim, Buyer and Seller shall issue joint written instructions to the Escrow Agent to release the amount of such indemnification claim to Buyer from
(i)    the Indemnity Escrow Account in the case of any claim pursuant to Section 6.02(a)(i), Section 6.02(a)(ii) or Section 6.02(a)(iii), or
(ii)    the Purchase Price Adjustment/Special Escrow Account in the case of any claim pursuant to Section 6.02(a)(iv), Section 6.02(a)(v), Section 6.02(a)(vi), Section 6.02(a)(vii), Section 6.02(a)(viii), Section 6.02(a)(ix), Section 6.02(a)(x) or Section 6.02(a)(xi), provided that if the then current balance of the Purchase Price Adjustment/Special Escrow Account is insufficient to pay such claim and the Expiration Date has not yet elapsed, then any shortfall may be released from the Indemnity Escrow Account to the extent of available funds therein, in each case in accordance with the terms of, and procedures set forth in, the Escrow Agreement.
(b)    In the event of any obligation of Buyer to indemnify Seller Indemnified Parties, such indemnified obligation shall be paid in cash directly by Buyer to the applicable Seller Indemnified Parties by wire transfer of immediately available funds not later than five (5) Business Days after the resolution of such indemnification claim.
Section 6.07    Sole Remedy. Notwithstanding anything to the contrary in this Agreement and except (i) with respect to the matters covered by Section 1.05 and (ii) in the case where a party seeks to obtain specific performance pursuant to Section 8.09, the Company, Seller and Buyer hereby agree that following the Closing, the sole and exclusive remedy of the parties for any breach or inaccuracy of the representations, warranties, covenants and agreements contained in this Agreement will be the applicable indemnification rights set forth in this Article VI.
Section 6.08    Purchase Price Adjustment. Except as otherwise required by Law, any payments made pursuant to this Article VI (including satisfaction of indemnification obligations from the Escrow Funds) shall constitute an adjustment to the Purchase Price for Tax purposes.
Section 6.09    No Double Recovery. Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement. Further, the amount of any Losses for which indemnification is provided under this Article VI shall be net of (i) the amount of such Loss that is specifically reflected as an accrued liability in the Final Adjusted Purchase Price Statement, (ii) any insurance proceeds actually received by the Indemnified Party with respect to the matter to which the indemnification claim relates (reduced by the amount of any out-of-pocket expenses incurred in connection with such recovery, any deductibles paid and the portion of any increase in premiums for such insurance policies directly resulting from such matter), and (iii) any indemnity or contribution amounts actually recovered by such Indemnified Party from third parties (reduced by the amount of any out-of-pocket expenses incurred in procuring such recovery or Taxes imposed on the Indemnified Party in respect of such amounts), in each case with respect to such Losses. In any case where an Indemnified Party recovers under any insurance policy or from any third party, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 6.02, in each case to the extent not already taken into account pursuant to this Section 6.09, such Indemnified Party will promptly pay over to the Indemnifying Party the amount so recovered (subject to any applicable Tax withholding and reduced by the amount of any out-of-pocket expenses incurred in procuring such recovery or Taxes imposed on the Indemnified Party in respect of such amounts), but not in excess of the sum of (x) any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter and (y) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
Section 6.10    Knowledge No Effect. No party’s knowledge of any liability or breach of the representations and warranties contained in this Agreement (whether such knowledge is gained by such party’s investigation or by disclosure to such party by the other party) will affect such party’s right to indemnification for such liability or breach as herein provided.
Article VII.    TERMINATION
Section 7.01    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement (including the effectiveness of the other agreements contemplated hereby) may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:
(a)    by mutual written consent of Buyer and Seller;
(b)    by either Buyer of Seller if the Closing shall not have occurred on or before June 30, 2017; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)    by either Buyer or Seller upon the issuance of any final and nonappealable injunction, judgment, order, decree or ruling that would prevent the consummation of the transactions contemplated by this Agreement;
(d)    by Buyer upon a material breach of any covenant or agreement on the part of Seller or the Company set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Sections 5.01(a) and 5.01(b) would not be satisfied (“Terminating Seller Breach”); provided, however, that, if such Terminating Seller Breach is curable through the exercise of Seller’s reasonable best efforts and Seller continues to exercise such reasonable best efforts, Buyer may not terminate this Agreement under this Section 7.01(d) during the 15-day period following delivery of written notice to Seller of such Terminating Seller Breach; provided, further, that Buyer will not have the right to terminate this Agreement under this Section 7.01(d) if Buyer is then in material breach or violation of its representations, warranties, covenants or agreements set forth in this Agreement;
(e)    by Seller upon a material breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue in any material respect, in either case such that the conditions set forth in Sections 5.02(a) and 5.02(b) would not be satisfied (“Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable through the exercise of reasonable best efforts and Buyer continues to exercise such reasonable best efforts, Seller may not terminate this Agreement under this Section 7.01(e) during the 15-day period following delivery of written notice to Buyer of such Terminating Buyer Breach; provided, further, that Seller will not have the right to terminate this Agreement under this Section 7.01(e) if Seller is then in material breach or violation of its representations, warranties, covenants or agreements set forth in this Agreement.
Section 7.02    Effect of Termination. Following the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability under this Agreement on the part of any party hereto or any of their respective officers, directors, managers or agents, and all rights and obligations of each party hereto shall cease; provided, however, that (a) Section 4.02(b), Section 4.05, Section 4.10(d), this Section 7.02, and Article VIII (other than Section 8.09) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for any damages for willful breach of this Agreement prior to such termination.
Article VIII.    MISCELLANEOUS
Section 8.01    Notices. All notices, requests, demands, waivers, consents, approvals or other communications that are required by or permitted hereunder shall be in writing and be deemed delivered (a) upon receipt if delivered by hand, (b) upon transmission if sent by facsimile or e-mail with confirmation of receipt during normal business hours for the recipient or on the next Business Day if sent after normal business hours for the recipient, (c) the next Business Day if sent by a reputable overnight courier service such as FedEx or UPS, or (d) on the fifth day following deposit in the United States mail, certified, postage prepaid, return receipt requested addressed as follows:

If to Buyer:	Green Dot Corporation 3465 Foothill Blvd. Pasadena, CA 91107 Facsimile No.: (626) 219-8039 Attention: John Ricci Email:
with copy (which will not constitute notice) to:
Strategic Law Partners, LLP
500 South Grand Avenue, Suite 2050
Los Angeles, CA 90071
Facsimile No.: (213) 213-7301
Attention: Bradley Schwartz
Email:
If to Seller or

the Company:	Empowerment Ventures, LLC 4701 Creek Road, Suite 200 Cincinnati, OH 45242 Facsimile No.: (513) 246-6697 Attention: Ronald Hynes Email: ron.hynes@rushcard.com with copy (which will not constitute notice) to:

UniRush, LLC
4701 Creek Road, Suite 200
Cincinnati, OH 45242
Facsimile No.: (513) 246-6697
Attention: General Counsel
Email: henry.thoman@rushcard.com

with copy (which will not constitute notice) to: Debevoise & Plimpton LLP 919 Third Avenue New York, NY Facsimile No.:	212.909.6836 Attention: Gregory V. Gooding Email: ggooding@debevoise.com
Any party may change its address for receiving notice by giving notice of such new address in the manner provided herein. Notice given to counsel for any party shall not be deemed to be notice given to such party for any purposes hereunder whatsoever.
Section 8.02    Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Except as otherwise specifically provided herein, the use of the words “including” or “include” shall mean “including but not limited to.” All dollar amounts in this Agreement are expressed in United States funds. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions. Any reference herein to a specific section or article is a reference to a specific section or article of this Agreement unless otherwise expressly provided. Any reference herein to “days” means calendar days unless otherwise expressly provided. No party shall be deemed the drafter of this Agreement, and all provisions of this Agreement will be construed in accordance with their fair meaning and not strictly for or against any party.
Section 8.03    Entire Agreement; Modifications; Waiver. This Agreement, and the Exhibits and Schedules hereto, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto, including that certain letter of intent dated September 7, 2016 between Buyer and the Company. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of such variation, modification, waiver or consent is sought.

Section 8.04    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement. The parties hereto agree that the delivery of this Agreement by facsimile or e-mailed .pdf files of scanned copies bearing their respective signatures will be sufficient and binding upon them as if such document were delivered with original signatures.
Section 8.05    Governing Law; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision, principle or rule (whether in the State of Delaware or any other jurisdiction), that would require or permit the application of the laws of any jurisdiction other than the State of Delaware.
(b)    EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY DOCUMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
(c)    The parties hereby (a) agree that the United States federal courts located in the District of Delaware shall have exclusive jurisdiction over the resolution of any dispute under this Agreement or regarding the transactions contemplated hereby, (b) submit and consent to the personal jurisdiction of such courts, (c) agree not to commence any suit, action or proceeding relating hereto except in any such court, and (d) waive, to the fullest extent permitted by applicable Law, the right to move to dismiss or transfer any action brought in any such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum; provided, however, that if United States federal courts located in the District of Delaware lack subject matter jurisdiction over any dispute hereunder, the parties hereby (i) agree that the state courts of Delaware shall have exclusive jurisdiction over the resolution of any such dispute, (ii) agree to the personal jurisdiction of such courts, (iii) agree not to commence any suit, action or proceeding relating hereto except in such courts, and (iv) waive, to the fullest extent permitted by applicable Law, the right to move to dismiss or transfer any action brought in any such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum; provided, further, that such exclusive jurisdiction and submission and consent to personal jurisdiction shall not limit the right of any party to enforce any specific performance, injunctive relief or other equitable remedy in any court of competent jurisdiction.
Section 8.06    Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. Except as otherwise provided in this Agreement, no party hereto may assign or delegate any or all of its, his or her rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise without the written consent of the other parties hereto. Notwithstanding anything to the contrary in the foregoing, Buyer may collaterally assign this Agreement to any Person that provides debt financing to Buyer or its Affiliates.

Section 8.07    Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable, in whole or in part, or unreasonable or excessive in scope or duration with the result that such provision (or portion thereof) as drafted is void or unenforceable, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.08    No Third Party Beneficiaries. Except as otherwise expressly set forth herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.
Section 8.09    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (and each party hereby waives the other parties’ duty to post a bond or prove damages before pursuing same), in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in Section 6.07).
Section 8.10    Exhibits; Schedules. The Disclosure Schedules and all exhibits or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
Section 8.11    Conflicts; Privileges. It is acknowledged by each of the parties hereto that the Company and Seller have retained Debevoise & Plimpton LLP (“Debevoise”) to act as their counsel in connection with the transactions contemplated by this Agreement and that Buyer does not have the status of a client of Debevoise for conflict of interest or any other purposes as a result thereof. Buyer and the Company hereby agree that, in the event that a dispute arises between Buyer or any of its Affiliates (including after the Closing, the Company and any of its Subsidiaries) and Seller or any of its Affiliates (including, prior to the Closing, the Company or any of its Subsidiaries), Debevoise may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including after the Closing, the Company or any of its Subsidiaries), and even though Debevoise may have represented the Company or one of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or any of its Affiliates or the Company or any of its Subsidiaries, and Buyer and the Company hereby waive, on behalf of themselves and each of their Affiliates, (i) any claim they have or may have that Debevoise has a conflict of interest in connection with, or is otherwise prohibited from engaging in, such representation, (ii) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including after the Closing, the Company or any of its Subsidiaries) and Seller or its Affiliates, Debevoise may represent any such party in such dispute even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including after the Closing, the Company or any of its Subsidiaries), and even though Debevoise may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Company or any of their respective Affiliates. Buyer and the Company further agree that, as to all communications among Debevoise, the Company and any of its Subsidiaries that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and will not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. Buyer and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 8.11. Buyer and the Company further agree that Debevoise and each of its partners and employees are third-party beneficiaries of this Section 8.11.
Section 8.12    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “2016” Measurement Period” means the period commencing on the date one year prior to the Closing Date and ending at 11:59 p.m. Pacific time on December 31, 2016.
(b)    “Accountants” means an independent registered public accounting firm of national standing reasonably acceptable to both Buyer and Seller.
(c)    “Adjusted Allocation Schedule” is defined in Section 1.02(a).
(d)    “Adjusted Purchase Price” means an amount equal to (i) the Gross Purchase Price, minus (ii) the Subject Debt, minus (iii) the Transaction Expenses, minus (iv) the Transaction Bonuses, minus (v) the Extraordinary Items, minus (vi) the Working Deficit, if any, and plus (vii) the Working Capital Surplus, if any.
(e)    “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
(f)    “Agreement” is defined in the Preamble.
(g)    “Allocation Agreement” is defined on Schedule 2.08(a).
(h)    “Allocation Schedule” is defined in Section 1.02(a).
(i)    “Ancillary Agreements” means the Escrow Agreement, Assignment and Assumption Agreement, Seller Restrictive Covenant Agreement, Founder Restrictive Covenant Agreement, Endorsement and License Agreement, the Purchase Price Notes and the Escrow Notes.
(j)    “Assignment and Assumption Agreement” means the assignment and assumption agreement by and between Buyer and Seller evidencing the transfer of the Membership Interests, substantially in the form of Exhibit E hereto.
(k)    “Audited Financial Statements” is defined in Section 2.06.
(l)    “Basket Amount” means $1,470,000.
(m)    “Benefit Plan” is defined in Section 2.09(a).

(n)    “BSA Completion Date” means the date on which the BSA Examination has been completed and any fines or penalties imposed by the Internal Revenue Service in connection with the BSA Examination have been paid.
(o)    “BSA Examination” means the examination of the Company initiated on August 10, 2016 and currently being conducted by the Internal Revenue Service with respect to compliance with the Bank Secrecy Act.
(p)    “BSA Reserve Amount” means the amount set forth on Schedule 1.06(d).
(q)     “Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized by Law or by other governmental actions to close.
(r)    “Buyer” is defined in the Preamble.
(s)    “Buyer Indemnified Parties” means Buyer and, after the Closing, the Company, and each of their respective Subsidiaries, Affiliates, equityholders, employees, officers, directors and agents.
(t)    “Cap Amount” means $25,025,000 minus the Special Escrow Adjustment.
(u)    “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
(v)    “CFPB Amount” means the amount of money that any third party agrees to pay in lieu of the Company pursuant to the Allocation Agreement.
(w)    “CFPB Investigation” means the investigation of the Company currently being conducted by the Consumer Financial Protection Bureau pursuant to the Civil Investigative Demand issued on October 27, 2015.
(x)    “Class Action Settlement” means that certain Stipulation of Agreement and Settlement and Release entered into by the Company and other parties on or about April 15, 2016 to settle Fuentes, et al. v. UniRush, LLC et al.
(y)    “Closing” is defined in Section 1.03(a).
(z)    “Closing Date” is defined in Section 1.03(a).

(aa)    “Closing Working Capital” means, as of immediately prior to the Closing, the current assets of the Company and its Subsidiaries minus their current liabilities, determined in accordance with the formula and related principles used to prepare the example set forth on Exhibit F hereto. In the interest of clarity, for purposes of the calculation of Closing Net Working Capital, the Company’s current assets shall (i) exclude all Tax assets and (ii) include any account receivable owed to the Company by Meta Bank, and the Company’s current liabilities shall (A) exclude Subject Debt, Transaction Bonuses, Transaction Expenses, Extraordinary Items and any liabilities relating to the Special Indemnified Items or the Class Action Settlement, and (B) include Tax liabilities (other than deferred tax liabilities) and employee bonuses (other than Transaction Bonuses) required to be accrued in accordance with GAAP but not yet paid.
(bb)    “COBRA” is defined in Section2.09(c).
(cc)    “Code” is defined in Section 1.02(a).
(dd)    “Company” is defined in the Preamble.
(ee)    “Company Assets” is defined in Section 2.13.
(ff)    “Company Employees” is defined in Section 4.08(a).
(gg)    “Competing Transaction” means (i) a merger, consolidation, equity exchange, business combination or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of a material portion of its assets or equity securities, or (iii) a tender offer or exchange offer for a majority of its outstanding voting securities, which, in each case, involves Seller or the Company and if consummated, would result in any Person holding, directly or indirectly, a majority of the outstanding voting securities of the Company or fifty percent or more of the consolidated assets of the Company and its Subsidiaries (other than the transactions contemplated by this Agreement).
(hh)    “Confidentiality Agreement” is defined in Section 4.02(b).
(ii)    “Contract” means, with respect to any Person, all written or oral understandings, agreements, commitments, obligations, arrangements, indentures, undertakings, deeds, mortgages, options, loans, leases or licenses to which such Person is a party or otherwise subject, or by which such Person or any of such Person’s assets or properties are legally bound.
(jj)    “Copyright” means any copyright (registered and unregistered) and applications for registration.
(kk)    “Debevoise” is defined in Section 8.11.
(ll)    “Disclosure Schedules” is defined in Article II.
(mm)    “Dispute Notice” is defined in Section 1.05(b)(ii).
(nn)    “Dynasty Card Agreements” means (i) the Master Licensing Agreement, dated April 1, 2010, by and between Prepaid Empowerment Ventures, LLC and Hispanic Legacy Debit Cards, LLC, as amended and (ii) the Consulting Services Agreement, dated April 1, 2010, by and between Prepaid Empowerment Ventures, LLC and Steve Acevedo, as amended.

(oo)    “Earn-Out Amount” means, with respect to each Earn-Out Period, an amount equal to the greater of (i) the Minimum Amount and (ii) the product of (A) the Earn-Out Percentage for such Earn-Out Period multiplied by (B) the RushCard GPR Revenue for such Earn-Out Period.
(pp)    “Earn-Out Payment” means any payment made pursuant to Section 1.07(e).
(qq)    “Earn-Out Percentage” means, with respect to any Earn-Out Period, (i) 5.0% if the YOY Growth for such Earn-Out Period is less than or equal to 10.0%, (ii) 6.0% if the YOY Growth for such Earn-Out Period is greater than 10.0% but less than or equal to 20.0%, or (iii) 8.0% if the YOY Growth for such Earn-Out Period is greater than 20.0%.
(rr)    “Earn-Out Period” means any of the Initial Earn-Out Period, Subsequent Earn-Out Periods or the Final Earn-Out Period.
(ss)    “Earn-Out Prepayment Amount” means (i) in the case of the first calendar quarter ending after the Closing Date, an amount equal to the product of (A) $1,000,000 multiplied by (B) a fraction the numerator of which is the number of days from and including the Closing Date through the last day of such quarter and the denominator of which is 90, and (ii) in the case of each calendar quarter thereafter, $1,000,000.
(tt)    “Endorsement and License Agreement” is defined in the Recitals.
(uu)    “Environmental Laws” means any U.S. federal, state or local statute, Law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, human health or safety or natural resources, including those relating to the use, manufacture, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, as in effect as of the date of this Agreement.
(vv)    “Environmental Lien” means any Lien against the property of the Company or any of its Subsidiaries held by the United States and CERCLA, or any Lien held by any other Governmental Authority pursuant to any other Environmental Law.
(ww)    “ERISA” is defined in Section 2.09(a).
(xx)    “ERISA Affiliate” means any Person that is, together with the Company or any of its Subsidiaries, treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.
(yy)    “Escrow Accounts” means the Indemnity Escrow Account and the Purchase Price Adjustment/Special Escrow Account.
(zz)    “Escrow Agent” means Wells Fargo Bank, N.A. or any replacement therefore as designated in accordance with the terms of the Escrow Agreement.
(aaa)    “Escrow Agreement” is defined in Section 1.03(b)(ii).
(bbb)    “Escrow Amount” means the sum of (x) the Purchase Price Adjustment/Special Escrow Amount and (y) the Indemnity Escrow Amount.

(ccc)    “Escrow Funds” is defined in Section 1.06(a).
(ddd)    “Escrow Notes” is defined in Section 1.03(b)(ii).
(eee)    “Estimated Adjusted Purchase Price” is defined in Section 1.04.
(fff)    “Estimated Adjusted Purchase Price Statement” is defined in Section 1.04.
(ggg)    “Expiration Date” means the 12-month anniversary of the Closing.
(hhh)    “Extraordinary Items” means the following to the extent unpaid as of the Closing Date: (i) all amounts owed by the Company under that certain software license agreement, dated September 23, 2015, between the Company and Fidelity Information Services, LLC and the Customer Support Services Agreement, dated as of September __, 2015, between Fidelity Information Services, LLC and the Company, (ii) all amounts owed as severance to Richard Savard and Steve Fussell (including the employer’s share of all employment, payroll and similar Tax liabilities thereon), (iii) the premium cost for the insurance called for by Section 4.07(c), and (iv) the “legal success fee” payable to Russ Herman and Ben Crump.
(iii)    “Final Adjusted Purchase Price Statement” is defined in Section 1.05(a).
(jjj)    “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; or (ii) a final settlement with the Internal Revenue Service, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions.
(kkk)    “Final Earn-Out Period” means the period commencing January 1, 2022 and ending at 11:59 p.m. Pacific time on the five-year anniversary of the Closing Date.
(lll)    “Financial Statement Date” is defined in Section 2.06.
(mmm)    “Financial Statements” is defined in Section 2.06.
(nnn)    “Financing” is defined in Section 4.10(a).
(ooo)    “Founder Restrictive Covenant Agreement” means that certain Founder Restrictive Covenant Agreement referred to in the Recitals.
(ppp)    “Fundamental Representations” means (i) with respect to Seller, the representations and warranties under Section 2.01 (“Organization and Standing; Capitalization”), Section 2.02 (“Authority; Enforceability”) and Section 2.24 (“Brokers”) and (ii) with respect to Buyer, the representations and warranties under Section 3.01 (entitled “Organization and Standing; Capitalization”), Section 3.02 ( “Authority; Enforceability”) and Section 3.05 (“Brokers”).
(qqq)    “GAAP” means U.S. generally accepted accounting principles.
(rrr)    “Governmental Authority” means any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitrator, or any quasi-governmental or private body exercising any judicial, regulatory or other governmental authority.

(sss)    “Governmental Authorization” means any consent, license, franchise, permit, certificate, permission, variance, qualification, exemption, clearance or registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
(ttt)    “Gross Purchase Price” means $147,000,000.
(uuu)    “Hazardous Substances” means “hazardous substances” or “pollutants or contaminants” as defined pursuant to CERCLA, “regulated substances” within the meaning of Subtitle I of the Resource Conservation and Liability Act, as amended, hazardous substances as defined under any applicable state or local Environmental Laws, petroleum or petroleum products, and any other substance considered toxic, hazardous or a potential threat to human health or the environment under any applicable Environmental Law, the presence of which has resulted or may result in (i) an Environmental Lien, or (ii) a party incurring costs, liabilities or obligations, or (iii) a party being ordered or directed to investigate, remediate or otherwise respond to a potential environmental threat posed by such substances.
(vvv)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(www)    “Indebtedness” means, with respect to any Person, without duplication, (i) the aggregate principal amount of, and accrued interest and prepayment penalties, premiums or breakage fees with respect to, all indebtedness for borrowed money of such Person and all obligations of such Person evidenced by notes, debentures, bonds or similar instruments; (ii) all obligations of such Person in respect of deferred purchase price for property or services, including capital leases, conditional sale agreements and other title retention agreements (but excluding current trade payables and compensation expenses incurred in the Ordinary Course of Business); (iii) all obligations of such Person in respect of letters of credit, acceptances or similar obligations and any reimbursement agreements with respect thereto to the extent drawn but not reimbursed; (iv) all obligations of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts (including breakage costs with respect thereto) to the extent the obligations under such agreements or contracts are secured; and (v) any guaranty by such Person of the obligations of any other Person with respect to any obligations of the type described in clauses (i) through (iii) above.
(xxx)    “Indemnified Party” is defined in Section 6.04.
(yyy)    “Indemnifying Party” is defined in Section 6.04.
(zzz)    “Indemnity Escrow Account” is defined in Section 1.06(a).
(aaaa)    “Indemnity Escrow Amount” is defined in Section 1.06(a).
(bbbb)    “Initial Earn-Out Period” means the period commencing on the Closing Date and ending at 11:59 p.m. Pacific time on December 31, 2017.

(cccc)    “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) Trademarks, (ii) Patents, (iii) Copyrights, (iv) Trade Secrets, (v) domain names, social media user names and other Internet address or identifier, (vi) publicity rights, including without limitation, the rights to use a person’s name, image, likeness, and other aspects of his/her persona, and (vii) moral rights, data base or data collection rights, and any other proprietary or intellectual property rights of any kind or nature.
(dddd)    “Interim Financial Statements” is defined in Section 2.06.
(eeee)    “Kansas Completion Date” means the date on which the Kansas Matter has been completed and any fines or penalties imposed by the Kansas Office of the State Bank Commissioner in connection with the Kansas Matter have been paid.
(ffff)     “Kansas Matter” means the investigation by the Kansas Office of the State Bank Commissioner of whether the Company complied with the Kansas Money Transmitter Act, as initiated by the letter from the Kansas Office of the State Bank Commissioner dated December 15, 2016.
(gggg)    “Kansas Reserve Amount” means the amount set forth on Schedule 1.06(d).
(hhhh)     “Key Employee” means an employee of the Company with an annual base salary in excess of $125,000.
(iiii)    “knowledge of Seller” or “Seller’s knowledge”, means the actual knowledge of the following individuals: Russell Simmons, David Rosenberg, Ron Hynes, Doug McGann, Henry Thoman, Tan Truong and Christian Ruppel.
(jjjj)    “Law” means all foreign, U.S. federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of Governmental Authority.
(kkkk)    “Lease” is defined in Section 2.14.
(llll)    “Leased Real Property” is defined in Section 2.14.
(mmmm)    “Lien” means any mortgage, lien, loan, pledge, charge, claim, defect of title, restriction, infringement, security interest or encumbrances.
(nnnn)    “LLC Agreement” is defined in the Recitals.
(oooo)    “Losses” means claims, demands, losses, Taxes, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, and reasonable and documented out-of-pocket attorneys’ fees and expenses.

(pppp)    “Material Adverse Effect” means any event, change, fact, circumstance, development or effect that is, or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on (i) the business, operations, financial condition, prospects, assets (tangible or intangible), properties, liabilities or results of operations of Seller, the Company and their respective Subsidiaries (taken as a whole); or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” will not include any event, change, fact, circumstance, development or effect, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, to the extent that such conditions do not disproportionately impact the Company and its Subsidiaries (taken as a whole); (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, to the extent that such changes do not disproportionately impact the Company and its Subsidiaries (taken as a whole); (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (E) any natural or man-made disaster or acts of God; (F) any change in Laws or GAAP, or the enforcement or interpretation thereof; (G) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; (H) any action taken by Buyer and any of its Affiliates or Representatives; (I) the failure of the Company and its Subsidiaries to achieve any financial projections or forecasts or revenue or earnings predictions; or (J) any actions required to be taken or omitted pursuant to this Agreement or the Ancillary Agreements or taken with Buyer’s consent.
(qqqq)    “Material Contract” is defined in Section 2.10(a).
(rrrr)    “Material Vendor” is defined in Section 2.18.
(ssss)    “Membership Interests” is defined in the Recitals.
(tttt)    “Meta Bank Underfunding” means any amounts and obligations determined to be owed by the Company to Meta Bank with respect to the period prior to the Closing Date but unpaid and unsatisfied as of the Closing Date, regardless of whether such determination is made prior to or after the Closing.
(uuuu)    “Minimum Amount” means (i) in the case of the Initial Earn-Out Period, the product of (A) $4,000,000 multiplied by (B) a fraction the numerator of which is the number of days from and including the Closing Date through December 31, 2017 and the denominator of which is 365, (ii) in the case of each Subsequent Earn-Out Period, $4,000,000, and (iii) in the case of the Final Earn-Out Period, an amount equal to the product of (A) $4,000,000 multiplied by (B) a fraction the numerator of which is the number of days from and including January 1, 2022 through the five-year anniversary of the Closing Date and the denominator of which is 365.
(vvvv)    “Money Transmitter License” means any Governmental Authorization that is necessary under any Money Transmitter Requirement for the Company or its Subsidiaries to carry on and conduct their businesses as currently conducted.
(wwww)    “Money Transmitter Requirements” means any and all Laws relating to the business of transmitting money or other payment or money services businesses.
(xxxx)    “New Benefit Plans” is defined in Section 4.08(b).

(yyyy)    “Old Benefit Plans” is defined in Section 4.08(b).
(zzzz)    “Open Source Software” means any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its distribution that it be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; “Open Source Software” includes software licensed under the GNU’s General Public License or Lesser/Library General Public License, the Mozilla Public License and any license listed at www.opensource.org.
(aaaaa)    “Opt-Out Completion Date” means the resolution of the Opt-Out Claim and the payment of all amounts in settlement of, or satisfaction of a judgment with respect to, the Opt-Out Claim.
(bbbbb)     “Opt-Out Claim” means the claim filed by Lakeisha Jacobs and the other individuals that have opted out of the Class Action Settlement and are being represented by the Webster Law Firm.
(ccccc)    “Opt-Out Reserve Amount” means the amount set forth on Schedule 1.06(d).
(ddddd)    “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past practices of such Person.
(eeeee)    “Patent” means any patent, utility model and any similar or equivalent statutory right with respect to the protection of inventions, and all applications for any of the foregoing.
(fffff)    “PCI DSS” is defined in Section 2.05(b).
(ggggg)    “Per Claim Threshold” means $50,000.
(hhhhh)    “Periodic Taxes” means ad valorem Taxes, real property Taxes, personal property Taxes, franchise fees and similar Tax obligations attributable to the assets of the Company and its Subsidiaries that are imposed on a periodic basis (as opposed to a net income basis).
(iiiii)    “Permits” is defined in Section 2.05(a).
(jjjjj)    “Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory liens for current Taxes or other governmental charges with respect to the real property not yet due and payable or due and payable but not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business or in connection with construction contracts for amounts that are not delinquent, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the real property, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the real property, (v) all matters disclosed on Schedule 8.12(jjjjj), (vi) any state of facts which an accurate survey or inspection of the real property would disclose and which, individually or in the aggregate, do not materially impair the continued use of the real property for the purposes for which it is used for the business, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof, (viii) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, and (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of the real property for the purposes for which it is used for the business.
(kkkkk)    “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.
(lllll)    “Personal Information” means a Person’s name, address, telephone number, electronic mail address, social security number, bank account or credit or debit card number, sensitive personal information and any special categories of personal information regulated by applicable Law.
(mmmmm)    Post-Closing Period” means and includes any Tax period beginning after the Closing Date, and, with respect to any Straddle Period, the portion of such period that begins after the Closing Date.
(nnnnn)    “Pre-Closing Period” means and includes any Tax period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such period that ends on and includes the Closing Date.
(ooooo)    “Pre-Closing Taxes” means all liability (i) of Seller for Taxes for any period and (ii) for Taxes of the Company and its Subsidiaries or relating to the ownership, operation or management of the business or assets of the Company and its Subsidiaries for any Pre-Closing Period, (iii) except for amounts that constitute Extraordinary Items, the employer’s share of all employment, payroll and similar Taxes incurred by the Company and its Subsidiaries in connection with severance payments owing to Richard Savard and Steve Fussell, (iv) except for amounts that constitute Transaction Bonuses, the employer’s share of all employment, payroll and similar Taxes incurred by the Company or its Subsidiaries in connection with compensation payments made by the Company in connection with the transactions contemplated by this Agreement, (v) for Taxes of another Person imposed on the Company or its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (vi) any Transfer Taxes for which Seller is responsible pursuant to Section 4.06(a) and (vii) of the Company or any of its Subsidiaries for Taxes of any other Person pursuant to any contractual agreement entered into on or before the Closing Date (other than any commercial agreement or arrangement entered into in the Ordinary Course of Business, no principal purpose of which is the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability) or as a transferee or successor, or otherwise.
(ppppp)    “Privacy Obligations” is defined in Section 2.20(a).
(qqqqq)    “Purchase Price” is defined in Section 1.02(a).
(rrrrr)    “Purchase Price Adjustment/Special Escrow Amount” is defined in Section 1.06(a).
(sssss)    “Purchase Price Adjustment/Special Escrow Account” is defined in Section 1.06(a).

(ttttt)    “Purchase Price Adjustment Shortfall” is defined in Section 1.05(e)(ii).
(uuuuu)    “Purchase Price Notes” is defined in Section 1.03(b)(i).
(vvvvv)    “Registered IP” is defined in Section 2.12(a).
(wwwww)    “Related Party” means Seller, its members and any of their respective Affiliates (other than the Company and its Subsidiaries).
(xxxxx)    “Representatives” is defined in Section 4.02(a).
(yyyyy)    “Reserve Amounts” means the BSA Reserve Amount, Kansas Reserve Amount and the Opt-Out Reserve Amount.
(zzzzz)    “Resolution Date” means the latest to occur of (i) the completion of the CFPB Investigation and the payment of all amounts imposed by the Consumer Financial Protection Bureau in settlement of all charges and matters in connection therewith, (ii) the final determination and payment of the Meta Bank Underfunding, if any, (iii) the satisfaction of the Class Action Settlement and (iv) the six-month anniversary of the Closing Date.
(aaaaaa)    “Resolution Period” is defined in Section 1.05(c).
(bbbbbb)    “RushCard GPR Business” means the promotion, marketing, selling, issuance and distribution of, and collection of fees or any other payments or compensation with respect to, the RushCard general purpose reloadable prepaid card, any other prepaid debit cards, stored value cards, gift cards, credit cards, any similar products, and any ancillary financial products and/or services (including but not limited to insurance, credit, banking, lending, budgeting, cash transfer, bill payment, payroll, reload funds and replenishment, reporting and credit building services and products), but only to the extent that the foregoing utilize the RushCard brand and/or any element of the rights granted to the Company pursuant to the Endorsement and License Agreement in the promotion, marketing, advertisement, distribution and/or sale thereof, but excluding, for the avoidance of doubt, the RapidPay prepaid payroll cards.
(cccccc)    “RushCard GPR Revenue” means, with respect to any period, the aggregate revenue recorded, in accordance with GAAP, as applied by Buyer in the ordinary course of its business, during such period directly from the operation of the RushCard GPR Business.
(dddddd)    “Seller” is defined in the Preamble.
(eeeeee)    “Seller Indemnified Parties” means Seller and its Affiliates (for the avoidance of doubt, for this purpose, in each case excluding the Company), equityholders, employees, officers, directors and agents.
(ffffff)    “Seller Options” is defined in Section 2.01(b).
(gggggg)    “Seller Restrictive Covenant Agreement” is defined in Section 1.03(c)(vi).
(hhhhhh)    “Special Escrow Adjustment” is defined in Section 1.06(b).

(iiiiii)    “Special Indemnified Items” means the CFPB Investigation, the Meta Bank Underfunding, the BSA Examination, the Class Action Settlement, the Kansas Matter, the Opt-Out Claim and the Dynasty Card Agreements.
(jjjjjj)    “Straddle Period” means any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.
(kkkkkk)    “Subject Debt” means the aggregate of all principal, interest and other amounts, including any sale premium or prepayment penalty, outstanding and owing under the Indebtedness of the Company and its Subsidiaries as of the Closing Date.
(llllll)    “Subsequent Earn-Out Period” means each of the 12-month periods ending at 11:59 p.m. Pacific time on December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021.
(mmmmmm)    “Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company or other business entity.
(nnnnnn)    “Tax” or “Taxes” means (i) all national, provincial, municipal, local or foreign taxes, charges, fees, imposts, levies or other assessments that are in the nature of a tax, including, without limitation, all net income , gross receipts, value added, consumption, business, customs duties, import value added, land value added, deed, real estate, surtaxes, ad valorem, capital, sales, use, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social insurance (including pension, medical, unemployment, and housing), excise, severance, stamp, occupation, property, unclaimed property, escheat, and estimated taxes, fees and assessments and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in the foregoing clause (i).
(oooooo)    “Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed in connection with the determination, assessment, collection, administration or imposition of any Taxes, including any claim for refund or declaration of estimated Taxes.

(pppppp)    “Tax Sharing Agreement” means, with respect to any Person, any agreement or arrangement (other than any commercial agreement or arrangement entered into in the Ordinary Course of Business) entered into prior to the Closing binding such Person that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
(qqqqqq)    “Terminating Buyer Breach” is defined in Section 7.01(e).
(rrrrrr)    “Terminating Seller Breach” is defined in Section 7.01(d).
(ssssss)    “Third Party Claim” is defined in Section 6.05(a).
(tttttt)    “Trade Secret” means any trade secret, know-how, invention, method, process and processing instructions, technical data, specifications, research and development information, technology, product roadmap, customer list and any other information, in each case to the extent any of the foregoing has economic value (actual or potential) and is not generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyright or Patent that may cover or protect any of the foregoing.
(uuuuuu)    “Trademark” means any trade name, trademark and service mark (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing.
(vvvvvv)    “Transaction Bonuses” means all sale, “stay,” retention or similar bonuses or payments to current or former officers, employees and consultants to be paid by the Company or any of its Subsidiaries solely as a result of the transactions contemplated hereby pursuant to agreements or arrangements with the Company or any of its Subsidiaries in effect prior to the Closing (including the employer’s share of all employment, payroll and similar Tax liabilities thereon but excluding any such payments that result from the action or inaction of Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or incurred by or on behalf of or at the direction of Buyer or its Affiliates); provided that no amounts which constitute Transaction Expenses hereunder shall also constitute Transaction Bonuses. Transaction Bonuses also include the employer’s share of all employment, payroll and similar Tax liabilities relating to any sale, “stay,” retention or similar bonuses or payments by Seller to employees of the Company or any of its Subsidiaries to the extent such Tax liabilities are not paid prior to the Closing.
(wwwwww)    “Transaction Expenses” means all fees, costs and expenses (including fees, costs and expenses of any brokers, finders, investment bankers, attorneys and accountants) incurred by the Company or any of its Subsidiaries prior to the Closing Date and unpaid as of the Closing Date in connection with the transactions contemplated by this Agreement, excluding the Transaction Bonuses and including the Company’s half of the Notification and Report Form filing fees required by the HSR Act pursuant to Section 4.04(b).
(xxxxxx)    “Transfer Taxes” is defined in Section 4.06(a).
(yyyyyy)    “Unregistered Works” is defined in Section 2.12(a).

(zzzzzz)    “Working Capital Deficit” means the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital.
(aaaaaaa)    “Working Capital Surplus” means the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target.
(bbbbbbb)    “Working Capital Target” means zero dollars ($0).
(ccccccc)    “YOY Growth” means the amount expressed as a percentage equal to (i) for the Initial Earn-Out Period, (A) the RushCard GPR Revenue for the Initial Earn-Out Period minus the RushCard GPR Revenue for the 2016 Measurement Period divided by (B) the RushCard GPR Revenue for the 2016 Measurement Period, (ii) for each Subsequent Earn-Out Period, (x) the RushCard GPR Revenue for such Earn-Out Period minus the RushCard GPR Revenue for the immediately preceding Earn-Out Period divided by (y) the RushCard GPR Revenue for such immediately preceding Earn-Out Period, provided that for purposes of determining the YOY Growth for 2018, the RushCard GPR Revenue for 2017 will be the RushCard GPR Revenue for the entire 2017 calendar year (rather than the RushCard GPR Revenue for the shorter Initial Earn-Out Period), and (iii) for the Final Earn-Out Period, (1) the RushCard GPR Revenue for such Earn-Out Period minus the RushCard GPR Revenue for the corresponding period during the 2021 calendar year divided by (2) the RushCard GPR Revenue for the corresponding period during the 2021 calendar year.
[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Equity Purchase Agreement to be duly executed on its behalf as of the date above first written.
Buyer:    Green Dot Corporation

By:	/s/ Steven W. Streit
Name: Steven W. Streit
Title: CEO

Seller:    Empowerment Ventures, LLC

By:	/s/ Ronald Hynes
Name: Ronald Hynes
Title: President

Company:    UniRush, LLC

By:	/s/ Ronald Hynes
Name: Ronald Hynes
Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]